Exhibit 2.1

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

ASSET PURCHASE AGREEMENT

by and among

LAZYDAYS HOLDINGS, INC.,

CIRV GROUP, LLC,

JEFFREY M. HIRSCH,

and

THE OTHER PARTIES NAMED HEREIN

October 6, 2025

TABLE OF CONTENTS

Article 1 PURCHASE AND SALE		1
1.1	Acquired Assets	1
1.2	Excluded Assets	3
1.3	Assumed Liabilities	4
1.4	Excluded Liabilities	4
1.5	Purchase Price; Closing Payments.	4
1.6	Withholding Tax	5
1.7	Tax Allocation of Purchase Price	5

Article 2 CLOSING		6
2.1	Time; Procedures, Sequence and Place	6
2.2	Sellers’ Obligations at Closing	6
2.3	Purchaser’s Obligations at Closing	6

Article 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS		7
3.1	Organization and Good Standing	7
3.2	Authorization; Enforceability	7
3.3	No Conflicts; Consents	7
3.4	Title to Acquired Assets	8
3.5	Litigation	8
3.6	Consigned Inventory	8
3.7	Real Property	8
3.8	Permits; Compliance with Laws	8
3.9	Employee Benefit Plans	9
3.10	Labor and Employment Matters	9
3.11	Environmental Matters	9
3.12	Taxes	10
3.13	Brokers	10
3.14	No Other Representations and Warranties	10

Article 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER and THE GUarantor		11
4.1	Organization and Good Standing	11
4.2	Authorization; Enforceability	11
4.3	No Conflicts; Consents.	11
4.4	Legal Proceedings	11
4.5	Sufficiency of Funds; Floorplan Financing	11
4.6	Independent Investigation	12
4.7	Brokers	13
4.8	No Other Representations and Warranties	13

Article 5 COVENANTS		13
5.1	Best Efforts to Close	13
5.2	Antitrust Laws	13
5.3	Specified Third-Party Consents	15
5.4	Stockholder Approval	15
5.5	Purchaser Floorplan Financing.	16

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TABLE OF CONTENTS

5.6	Operations during the Interim Period	17
5.7	Access during the Interim Period	17
5.8	Exclusivity	18
5.9	Confidentiality; Press Releases	18
5.10	Employees and Employee Benefits.	19
5.11	Refunds	20
5.12	Non-Assignable Assets	20
5.13	Transfer Taxes	21
5.14	Bulk Sales Laws	21
5.15	Prorations for Assumed Leases	21

Article 6 Conditions to Closing		22
6.1	Conditions to the Obligations of the Parties	22
6.2	Condition to the Obligations of Purchaser	22
6.3	Condition to the Obligations of the Sellers	22

Article 7 Termination		22
7.1	Termination of Agreement	22
7.2	Effect of Termination	23

Article 8 NO SURVIVAL; NO POST-CLOSING RECOURSE		23
8.1	No Post-Closing Survival	23
8.2	Waiver of Post-Closing Claims	23

Article 9 MISCELLANEOUS PROVISIONS		24
9.1	Notices	24
9.2	Amendment and Waiver	24
9.3	Entire Agreement	24
9.4	Severability	25
9.5	Governing Law; Jurisdiction	25
9.6	Waiver of Jury Trial	25
9.7	Expenses	26
9.8	Successors and Assigns	26
9.9	No Third Party Beneficiaries	26
9.10	Specific Performance	26
9.11	Construction	26
9.12	Attorneys’ Fees	27
9.13	Guarantee of Purchaser’s Obligations	27
9.14	TIME OF ESSENCE	27
9.15	Counterparts; Transmission	27

EXHIBITS

Exhibit A	Transaction Details and Purchase Price
Exhibit B	Defined Terms
Exhibit C	Owned Real Estate Closing Procedures
Exhibit D	Specified Closing Sequence and Procedures

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (as amended, restated, or otherwise modified from time to time in accordance with its terms, this “Agreement”), dated and effective as of October 6, 2025 (the “Signing Date”), is by and among: (i) Lazydays Holdings, Inc., a Delaware corporation (“Lazydays”); (ii) Lazy Days’ R.V. Center, Inc., a Delaware corporation (“Intermediate HoldCo”); (iii) each subsidiary of Lazydays listed on Exhibit A under the column header “Asset Seller & Tenant” (together with Lazydays and Intermediate HoldCo, each an “Asset Seller” and collectively the “Asset Sellers”); (iv) each subsidiary of Lazydays listed on Exhibit A under the column header “Real Estate Seller” (each a “Real Estate Seller” and collectively the “Real Estate Sellers” and, together with the Asset Sellers, each a “Seller” and collectively the “Sellers”); (v) CIRV Group, LLC, a Florida limited liability company, and CIRV Group Real Estate Holdings, LLC, a Florida limited liability company (together, “Purchaser”); and (vi) Jeffrey M. Hirsch (the “Guarantor” and, together with Purchaser, each a “Purchaser Party” and collective the “Purchaser Parties”). Each capitalized term used but not otherwise defined in this Agreement shall have the meaning given to it in Exhibit B.

RECITALS:

A. The Asset Sellers are in the business of operating dealerships (each a “Dealership” and collectively the “Dealerships”) for the sale and service of new and used recreational vehicles as summarized on Exhibit A (the “Business”), and the Real Estate Sellers own the Owned Real Estate as summarized on Exhibit A.

B. Lazydays and Campers Inn signed a letter of intent dated September 11, 2025 (the “LOI”), pursuant to which Campers Inn paid a deposit equal to One Million Dollars USD ($1,000,000 USD) (the “Deposit”) to be held in accordance with the Deposit Letter and applied to the Purchase Price, subject to release to Campers Inn or Lazydays under certain conditions as set forth in the Deposit Letter.

C. Subject to the terms and conditions of this Agreement, (i) Purchaser desires to purchase from the Sellers the Acquired Assets, including the Owned Real Estate, and assume the Assumed Liabilities, including the Assumed Leases, and (ii) the Guarantor desires to guarantee the performance of Purchaser’s obligations under this Agreement.

THEREFORE, in consideration of the mutual covenants and agreements herein and for valuable consideration received, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement (each a “Party” and together the “Parties”) agree as follows:

Article 1

PURCHASE AND SALE

1.1 Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at each Closing, each applicable Seller will sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser will purchase from each such Seller, all rights, title, and interest in, to and under all assets, properties and/or rights of such Seller (other than Excluded Assets) at or related to the Dealership, Leased Real Estate and/or Owned Real Estate (each a “Site”) applicable to such Closing (the “Acquired Assets”), including:

(a) all RV inventory, including RV inventory in transit (“RV Inventory”);

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(b) all inventory of parts and accessories for RVs, including parts and accessories in transit (“Parts and Accessories”);

(c) all furniture, fixtures and equipment and all other non-inventory items of tangible personal property (the “FF&E”), including owned FF&E (the “HQ FF&E”) currently at the Lazydays headquarters located at 4042 Park Oaks Blvd., Suite 100, 220, 320, 350, Tampa, Florida 33610 (the “HQ”), as well as the pre-engineered shell (the “Vegas Structure”) for the Las Vegas, Nevada Site currently located at the manufacturer in Texas; provided, however, that (i) Purchaser shall not take possession of, and the Sellers shall retain use of and access to, the HQ FF&E until the earlier of written notice by Sellers to Purchaser or December 31, 2025; and (ii) Purchaser shall take possession of the Vegas Structure from the manufacturer within seven days after the Closing with respect to the Las Vegas, Nevada Site and pay any storage and transportation fees with respect thereto;

(d) all leases identified as “Assumed Leases” on Exhibit A (the “Assumed Leases”);

(e) all owned real estate identified in Exhibit A, as defined by legal description therein (the “Owned Real Estate”);

(f) all rights and receivables relating to works for maintenance, repair or replacements for customers of the Business that are in process and not completed as of such Closing (“WIP”);

(g) (i) all customer orders for RVs arising in the ordinary course of business and (ii) the other Contracts, if any, described in the Bill of Sale and Assignment and Assumption Agreement for the applicable Closing (collectively the “Assigned Contracts”);

(h) any cash paid to any Seller as a deposit by a customer of the Business with respect to services to be performed or goods to be provided by Purchaser as operator of the Business after a Closing (“Customer Deposits”) (which cash shall not be manually transferred by the applicable Seller to Purchaser and instead shall be a deduction to the Purchase Price payable to such Seller equal to the amount of such cash as set forth in the applicable Funds Flow Memorandum);

(i) all transferrable Governmental Permits (if any);

(j) all rights under warranties, net parts return privileges under an applicable manufacturer’s parts return plan, indemnities, and all similar rights against third parties to the extent arising from any of the other Acquired Assets;

(k) all intellectual property, including (i) the lazydays.com domain name, (ii) the lazydays.com website (and access thereto), (iii) access to the version of the lazydays.com website in operation prior to September 2025, (iv) internally developed business intelligence platforms, (v) internally developed software applications (provided that Purchaser will acquire the items of intellectual property described in the foregoing clauses (i) through (v) only at the final Closing contemplated hereby); (vi) tradenames, service marks, brand names, logos and other similar designations of source, sponsorship, association, or origin (provided that Purchaser will acquire such names, marks, logos or designations containing “Lazydays” only at the final Closing contemplated hereby and before such final Closing shall not use any names, marks, logos or designations containing “Lazydays”); (vii) customer files; (viii) customer lists; (ix) vendor and supplier lists; (x) business telephone numbers; (xi) machinery and equipment maintenance files; (xii) information related to accounts, personnel and referral sources, customers and prospective customers, and billing records and (xiii) social media accounts and passwords, in each case whether evidenced in writing or electronic data;

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(l) all goodwill value of the Business and/or any other Acquired Asset; and

(m) all claims, causes of action, rights of recovery, rights of set-off, rights of recoupment, choses in action and similar rights of any Seller, in each case, (i) to the extent transferable under applicable Law and (ii) to the extent arising with respect to the Acquired Assets or the Assumed Dealerships prior to the applicable Closing, but (iii) excluding any such claims, causes of action, rights of recovery, rights of set-off, rights of recoupment, choses in action or similar rights to the extent arising with respect to Excluded Assets (including all Excluded Contracts) or Excluded Liabilities.

1.2 Excluded Assets. Notwithstanding anything herein to the contrary, no Seller shall be obligated to sell, assign, convey, transfer, or deliver to Purchaser, each Seller shall keep and retain, and Purchaser shall not be obligated to purchase, acquire, or accept, the following assets, rights, and properties of any Seller (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents;

(b) all accounts receivable for completed services or completed sales and/or deliveries;

(c) all rebates earned prior to Closing and payable to any Seller (including volume rebates earned by achieving purchase levels and any specially negotiated rebates or incentives);

(d) all assets and rights relating to any Benefit Plans ever maintained by any Seller or its Affiliates covering employees of any Seller or its Affiliates or to which any Seller or its Affiliates has made any contribution or to which any Seller or its Affiliates could be subject to any liability;

(e) all Contracts that are not Assigned Contracts (the “Excluded Contracts”) (it being agreed Excluded Contracts includes all dealer sales and service agreements for the Business and all agreements relating to dealer management systems (“DMS”));

(f) all prepaid expenses, advance payments and security deposits;

(g) Organizational Documents, minute books, Tax Returns and other documents pertaining the corporate or limited liability company existence of any Seller;

(h) all rights of the Sellers under this Agreement and the Ancillary Documents;

(i) all correspondence or records of the Sellers that constitute attorney-client privileged communications, attorney work product or other information subject to the Information Limitations;

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(j) all insurance policies of the Sellers and all rights to applicable claims and proceeds thereunder for claims arising prior to the applicable Closing, including all tail and runoff policies related thereto;

(k) each Seller’s DMS and servers containing such DMS and all emails and email accounts of each Seller’s employees; and

(l) all equity interests of all subsidiaries of Lazydays.

1.3 Assumed Liabilities. At the applicable Closing, Purchaser shall assume and timely pay, discharge, perform, or otherwise satisfy the following liabilities, obligations, and amounts (collectively, the “Assumed Liabilities”):

(a) all liabilities under the Assumed Leases and Assigned Contracts;

(b) all liabilities of the applicable Seller to perform the WIP from and after the applicable Closing;

(c) all liabilities of the applicable Seller to perform the obligations or services related to the Customer Deposits from and after the applicable Closing; and

(d) all accrued and unpaid paid time off obligations for any Transferring Employee (“Assumed PTO”) (provided there shall be a deduction to the Purchase Price payable to such Seller equal to the amount of such Assumed PTO as set forth in the applicable Funds Flow Memorandum).

1.4 Excluded Liabilities. Except as set forth in Section 1.3 above, Purchaser shall not assume any other liabilities of any Seller (the “Excluded Liabilities”).

1.5 Purchase Price; Closing Payments.

(a) Purchase Price.

(i) The total consideration for Purchaser’s purchase of the Acquired Assets at each Closing shall be (i) an aggregate amount of cash calculated in accordance with the purchase prices for each applicable class of Acquired Assets applicable to such Closing as specified under the “Purchase Price” header on Exhibit A (for each Closing, subject to adjustment as provided herein the “Purchase Price”) and (ii) the assumption of the Assumed Liabilities applicable to such Closing.

(ii) Subject to the terms and conditions of this Agreement, prior to each Closing, Purchaser and the Sellers shall memorialize, in a funds flow memorandum and supporting closing workbook in Excel format in a customary form for comparable transactions in the industry and as reasonably agreed between Purchaser and the Sellers (with respect to the applicable Closing, the “Funds Flow Memorandum”), their agreement as to (A) the final calculation of the Purchase Price in accordance with Section 1.5(a)(i) and (B) the payments of the Purchase Price to be made in accordance with Section 1.5(b).

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(b) Closing Payments. Upon the terms and conditions of this Agreement, at each Closing, Purchaser shall pay (or cause to be paid), by wire transfer of immediately available funds, the Purchase Price, as follows (and in any case in accordance with the applicable Funds Flow Memorandum):

(i) if immediately prior to such Closing any Unpaid Secured Debt remains outstanding under the Seller Credit Agreement, to the Seller Credit Agreement Agent, to an account designated by the Seller Credit Agreement Agent, the amount set forth in the Funds Flow Memorandum and in the payoff letter executed by the Seller Credit Agreement Agent in form and substance reasonably satisfactory to the Sellers and Purchaser and providing for the termination and release of all liens and security interests in the Acquired Assets applicable to such Closing that secure Unpaid Secured Debt outstanding under the Seller Credit Agreement (each a “Payoff Letter”);

(ii) to each Person to whom Unpaid Transaction Expenses are owed by a Seller at such Closing, to the account designated by such Person, the applicable amount set forth in the Funds Flow Memorandum;

(iii) to the Real Estate Title Company, the purchase price for any Owned Real Estate to be sold at such Closing and any related real estate closing costs and expenses, for the Real Estate Title Company’s further administration of the closing of any sale and transfer of Owned Real Estate as described in Exhibit C (the “Owned Real Estate Closing Procedures”), which is incorporated herein by reference; and

(iv) to the applicable Seller, to the account designated in writing by such Seller to Purchaser, an amount equal to the remaining balance of the Purchase Price for such Closing (if any) after the foregoing payments in this Section 1.5(b) have been completed, with such amount and its supporting calculations as set forth in the applicable Funds Flow Memorandum.

1.6 Withholding Tax. Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser is required to deduct and withhold under any provision of Tax Law. Assuming each Seller delivers a properly completed Form W-9 indicating that such Seller is not subject to backup withholding, Purchaser agrees that no withholding is required and will not assert a basis for withholding at Closing.

1.7 Tax Allocation of Purchase Price. The Sellers and Purchaser agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Acquired Assets and the obligations of the parties hereunder for all purposes (including Tax and financial accounting) as shown on the allocation schedule attached as Schedule 1.7 (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Sellers and Purchaser agree to file their respective IRS Forms 8594 and all federal, state, and local Tax returns in accordance with the Allocation Schedule.

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Article 2

CLOSING

2.1 Time; Procedures, Sequence and Place.

(a) Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place in a series of closings on a Site-by-Site basis (each a “Closing”), in the sequence and on the timeline and in accordance with the other closing procedures described on Exhibit D, after the conditions to the applicable Closing set forth in Article 6 have been satisfied or waived by the Party entitled to waive the same for each of such Closings (each date on which a Closing occurs is hereinafter referred to as a “Closing Date”).

(b) The Closings shall be completed via electronic exchange of copies of the executed documents contemplated by Sections 2.2 and 2.3 (except to the extent the Owned Real Estate Closing Procedures require original signatures to be processed in escrow by the Real Estate Title Company) and delivery of the applicable funds contemplated by Section 1.5(b) and the applicable Funds Flow Memorandum. Each Closing shall be deemed to be effective as of the start of business hours on the applicable Closing Date.

2.2 Sellers’ Obligations at Closing. At each Closing, each applicable Seller shall deliver, or cause to be delivered, to Purchaser the following in form and substance reasonably satisfactory to Purchaser:

(a) a bill of sale and assignment and assumption agreement (the “Bill of Sale and Assignment and Assumption Agreement”) between such Seller and Purchaser to transfer the Acquired Assets applicable to such Closing and effect the assignment by such Seller and assumption by Purchaser of the Assigned Contracts and the Assumed Liabilities applicable to such Closing (other than with respect to the Assumed Leases), duly executed by such Seller;

(b) an assignment and assumption agreement with respect to any Assumed Lease applicable to such Closing (the “Lease Assignment”), duly executed by such Seller;

(c) if such Closing includes the sale of Owned Real Estate, the closing deliverables of the applicable Real Estate Seller as specified in the Owned Real Estate Closing Procedures;

(d) the Funds Flow Memorandum for such Closing, duly executed by such Seller; and

(e) if immediately prior to such Closing any Unpaid Secured Debt remains outstanding under the Seller Credit Agreement, a Payoff Letter with respect to the Acquired Assets applicable to such Closing, duly executed by the Seller Credit Agreement Agent.

2.3 Purchaser’s Obligations at Closing. At each Closing, Purchaser shall:

(a) make the payments required by Section 1.5 and the applicable Funds Flow Memorandum in immediately available funds; and

(b) deliver, or cause to be delivered, the following in form and substance reasonably satisfactory to Seller:

(i) the Bill of Sale and Assignment and Assumption Agreement, duly executed by Purchaser;

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(ii) the Lease Assignment, if applicable, duly executed by Purchaser;

(iii) if such Closing includes the sale of Owned Real Estate, the closing deliverables of Purchaser as specified in the Owned Real Estate Closing Procedures; and

(iv) the Funds Flow Memorandum, duly executed by Purchaser.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth on the disclosure schedules delivered by the Sellers to Purchaser on the Signing Date (the “Disclosure Schedules”), the Sellers hereby represent and warrant to Purchaser that the following statements are true and correct as of the Signing Date:

3.1 Organization and Good Standing. Each Seller is duly organized and in valid existence as a corporation or limited liability company under the Laws of the State of Delaware and has full power and authority to carry on its Business and to own the Acquired Assets.

3.2 Authorization; Enforceability. Each Seller has full power and authority to make, execute, deliver, and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each Ancillary Document to which it is a party, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller, subject to obtaining the Written Consents or other form of approval by the stockholders of Lazydays to the extent required under applicable Law. This Agreement has been duly executed and delivered by each Seller and (assuming due authorization, execution and delivery by each Purchaser Party) this Agreement constitutes a legal, valid, and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting the rights and remedies of creditors and by general principles of equity (whether applied in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”). When each Ancillary Document to which any Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by the other parties thereto), such document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

3.3 No Conflicts; Consents. The execution, delivery, and performance by each Seller of this Agreement and the Ancillary Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not in material respects: (a) conflict with or result in a violation or breach of, or default under, any provision in the Organizational Documents of any Seller; (b) conflict with or result in a violation or breach of any provision of any Order or Law applicable to any Seller, the Business, or any of the Acquired Assets; or (c) result in the creation or imposition of Encumbrances on the Acquired Assets. Except pursuant to the HSR Act, no material Governmental Permit is required to be obtained by any Seller from any Governmental Authority for the Sellers to execute, deliver, and perform this Agreement and the Ancillary Documents and consummate the transactions contemplated hereby and thereby.

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3.4 Title to Acquired Assets. Each Seller is the owner of and has good and marketable title to (which the Parties agree includes having a power of attorney from the prior registered owner to acquire registered title in the ordinary course of business), its Acquired Assets. The Acquired Assets are free and clear of Encumbrances other than Permitted Encumbrances. At each Closing, Purchaser will obtain good and marketable title to the Acquired Assets acquired at such Closing (which the Parties agree includes having a power of attorney of the kind referred to in the previous sentence), free and clear of all Encumbrances other than Permitted Encumbrances. Except as listed on Schedule 3.4, none of the RV Inventory is held on a consignment basis from or for any other Person.

3.5 Litigation. Except as otherwise set forth on Schedule 3.5, there is no material Action pending against any Seller, the Acquired Assets or the transactions contemplated hereby. No Seller is in default with respect to any material Order served upon such Seller. There is no Action pending by any Seller against any other Person related to the Business.

3.6 Consigned Inventory. Schedule 3.6 contains a list of all consigned inventory, together with consignor information, location of consigned inventory, and a description of such inventory. Copies of the consignment agreements for each such consignment have been provided to Purchaser or included in the Miller Buckfire data room.

3.7 Real Property.

(a) Except for the Owned Real Estate, the Sellers do not own any other real property.

(b) The leases set forth on Schedule 3.7 constitute all of the leases and subleases, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any Seller uses real property in the Business (collectively, the “Leases” and the real property subject thereto to the “Leased Real Estate”). Each Seller has delivered to Purchaser a true and complete copy of each Lease.

(c) With respect to each Assumed Lease: (i) such Lease is valid, binding, enforceable, and in full force and effect, subject to the Bankruptcy and Equity Exception; (ii) such Seller is not in material breach or default under such Lease; (iii) such Seller has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a material default by such Seller under any of the Leases which remains unresolved; (iv) such Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy the Leased Real Estate or any portion thereof, except to the extent identified on Exhibit A; (v) such Seller has not pledged, mortgaged, or otherwise granted an Encumbrance other than Permitted Encumbrances on its leasehold interest in any Leased Real Estate, and (vi) except for customary subordination, non-disturbance and attornment agreements, has not entered into any agreement with the holder of any mortgage or other security instrument encumbering the Leased Real Estate thereunder.

3.8 Permits; Compliance with Laws. Schedule 3.8 sets forth a list of all material Governmental Permits of the Sellers. The Sellers have not received written or, to the Knowledge of the Sellers, verbal notice of any material and unresolved violation of any applicable Law by the Sellers affecting the Acquired Assets or the Business and, to the Knowledge of the Sellers, there are no such material violations by the Sellers.

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3.9 Employee Benefit Plans. Except with the respect to the Assumed PTO, there is no pension plan, profit sharing plan or other employee benefit plan (collectively, “Benefit Plans”) relating to the employees of the Business, or to which any Seller has any obligation to make contributions or has any other liability, that will create or otherwise result in liability for Purchaser or encumber any of the Acquired Assets after the applicable Closing. With respect to each Benefit Plan: (a) no such plan is or was a multiemployer plan within the meaning of Section 3(37) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a defined benefit pension plan within the meaning of Section 3(35) of ERISA; and (b) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plans and, as applicable, ERISA, the Code or other Law (including without limitation the payment of any insurance premiums due under an insurance policy providing funding for a Benefit Plan). All benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

3.10 Labor and Employment Matters.

(a) The Sellers have provided to Purchaser a true, correct, and complete list of all employees working in the Business as of the Signing Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and that provides for each such employee the following: (i) name; (ii) hire date; (iii) title or position; (iv) whether full-time or part-time; (v) status as exempt or non-exempt under the Fair Labor Standards Act; (vi) annual base salary or hourly wage rate; and (vii) commission, bonus, or other incentive-based compensation. No employees working in the Business reside outside of the U.S.

(b) Each Seller is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council, or labor organization. There is not, and has not, any union, works council, or labor organization representing or purporting to represent any employee working in the Business. To the Knowledge of the Sellers, no union, works council, or labor organization or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(c) Each Seller has complied to the best of its knowledge in material respects with applicable Laws with respect to employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation and hours of work, in each case with respect to employees working in the Business.

3.11 Environmental Matters.

(a) Each Seller is in material compliance with all applicable Environmental Laws and has obtained and is in material compliance with all Environmental Permits in connection with the conduct or operation of the Business and the ownership or use of the Acquired Assets and the Leased Real Estate under the Leases.

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(b) The Sellers have provided to Purchaser all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents in the possession or control of any Seller with respect to compliance with Environmental Laws at the Owned Real Estate or Leased Real Estate.

3.12 Taxes. Except as set forth on Schedule 3.12:

(a) (i) All Taxes shown as due and payable on any Tax Return of each Seller have been timely paid in full; (ii) all Tax Returns required to have been filed by each Seller have been timely filed (taking into account any valid extensions) in accordance with all applicable Laws; (iii) all such Tax Returns are correct and complete in all material respects; (iv) there are no Encumbrances for Taxes on any Acquired Assets other than Encumbrances for Taxes which are not yet due and payable; and (v) all Taxes that any Seller was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly and timely paid to the appropriate Governmental Authority.

(b) No examination or audit relating to Taxes of any Seller by any Governmental Authority is currently in progress or, to the Knowledge of the Sellers, threatened or contemplated. The Sellers have not been informed by any Governmental Authority that the Governmental Authority believes or claims that any Seller was required to file any Tax Return that was not filed.

(c) Each Seller has timely and properly collected and maintained all material resale certificates, exemption certificates, and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from such Seller.

(d) Sellers have not participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(e) Each Seller (other than Intermediate HoldCo and LDRV Holdings) has been properly classified for U.S. federal and applicable state and local income Tax purposes as an entity disregarded as separate from its owner within the meaning of Treasury Regulation Sections 301.7701-2 and -3 at all times since the date of its formation.

3.13 Brokers. Except as set forth on Schedule 3.13, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller.

3.14 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3, no Seller or any other Person makes any other express or implied representation or warranty with respect to the transactions contemplated by this Agreement, the Business, the Acquired Assets, or the operations, assets, liabilities or conditions (financial or otherwise) of the Sellers or any of their Affiliates or their respective Representatives.

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Article 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER and THE Guarantor

Each Purchaser Party hereby represents and warrants to the Sellers that the following are true and correct as of the Signing Date:

4.1 Organization and Good Standing. Purchaser is duly organized and in valid existence as a corporation under the Laws of the State of Florida and has the power to own its property and carry on its business as currently conducted.

4.2 Authorization; Enforceability. Each Purchaser Party has full power, authority and capacity to make, execute, deliver, and perform this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Purchaser Party of this Agreement and each of the Ancillary Documents to which such Person is a party, the performance by such Person of its or his obligations hereunder and thereunder, and the consummation by such Person of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Person. This Agreement has been duly executed and delivered by each Purchaser Party, and (assuming due authorization, execution, and delivery by the Sellers) this Agreement constitutes a legal, valid, and binding obligation of each Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions. When each Ancillary Document to which any Purchaser Party is or will be a party has been duly executed and delivered by such Purchaser Party (assuming due authorization, execution and delivery by the other parties thereto), such document will constitute a legal and binding obligation of such Person enforceable against it or him in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

4.3 No Conflicts; Consents. The execution, delivery, and performance by each Purchaser Party of this Agreement and the applicable Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not in material respect: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Purchaser Party; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to any Purchaser Party; or (c) require the consent, notice, or other action by any Person under any material Contract to which any Purchaser Party is a party. Except pursuant to the HSR Act, no material Governmental Permit is required to be obtained by any Purchaser Party from any Governmental Authority for any Purchaser Party to execute, deliver, and perform this Agreement and the Ancillary Documents and consummate of the transactions contemplated hereby and thereby.

4.4 Legal Proceedings. There are no Actions pending against or by any Purchaser Party that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement or would have such an effect.

4.5 Sufficiency of Funds; Floorplan Financing.

(a) Purchaser has sufficient cash or binding financing commitments (or a combination of both) to enable it to pay or cause to be paid the Purchase Price at each Closing and consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to perform all of its obligations hereunder and thereunder.

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(b) Purchaser has delivered to the Sellers true and correct fully executed copies of one or more commitment letters (together with all exhibits, schedules, and annexes thereto) from the financial institutions identified therein (as the same may be amended, modified or supplemented, collectively, the “Floorplan Commitment Letters”) to provide, on the terms and subject only to the conditions expressly stated therein, debt financing in the amount described therein (the “Financing”) and all fee letters (subject to redactions of fee amounts and pricing terms, so long as such redaction does not cover terms that affect the conditionality, amount, availability or termination of the Financing) in connection therewith (collectively, the “Fee Letters”). No Floorplan Commitment Letter has been withdrawn, terminated, repudiated, rescinded, supplemented, amended or modified and no terms thereunder have been waived. No such withdrawal, termination, repudiation, rescission, supplement, amendment, modification or waiver is contemplated by Purchaser, or to the knowledge of Purchaser, any other party thereto. Other than the Floorplan Commitment Letters, the Fee Letters and any related engagement letters, there are no side letters or other agreements to which Purchaser or any of its Affiliates is a party related (directly or indirectly) to the Financing. Purchaser has fully paid any and all commitment fees or other fees in connection with the Floorplan Commitment Letters due and payable as of the Signing Date.

(c) The net proceeds contemplated by the Floorplan Commitment Letters will be sufficient for Purchaser to pay the Purchase Price required to be paid in connection with the transactions contemplated by this Agreement for the RV Inventory at each Closing.

(d) The Floorplan Commitment Letters are, as to Purchaser and, to the knowledge of Purchaser, the other parties thereto, in full force and effect and legal, valid, binding and enforceable against such Persons in accordance with their terms, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception, and, to the knowledge of Purchaser, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach thereunder.

(e) Purchaser does not have any reason to believe that any of the conditions to the funding of the full amount of the Financing will not be satisfied on a timely basis or that the amount of the Financing necessary to fund the Purchase Price for all RV Inventory at each Closing will not be available. Purchaser is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Purchaser in any Floorplan Commitment Letter misleading or inaccurate in any material respect.

(f) The Floorplan Commitment Letters contain all of the conditions precedent and other conditions and contingencies to the obligations of the parties thereunder to make the full amount of the Financing available to Purchaser on the terms set forth therein.

(g) Purchaser acknowledges that the obligations of Purchaser under this Agreement are not subject to any conditions regarding Purchaser’s or its Affiliates’ or any other ability to obtain any financing.

4.6 Independent Investigation. The Purchaser Parties acknowledge and agree, on their own behalf and on behalf of each of their respective Affiliates and Representatives, that neither any Seller nor Affiliate or Representative of any Seller nor any other Person has made any representation or warranty, express or implied, regarding the Business, the assets, liabilities, operations, results or other matter relating to any Seller or this Agreement, except as expressly set forth in Article 3 (as modified by the Disclosure Schedules). In entering into this Agreement, the Purchaser Parties have relied only upon the express representations and warranties of the Sellers set forth in Article 3 (as modified by the Disclosure Schedules), and each Purchaser Party, on behalf of itself and its Affiliates and their respective Representatives, expressly disclaims reliance on, and expressly acknowledges and agrees that none of the foregoing have relied on, any other representation or warranty whatsoever.

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4.7 Brokers. Except as described on Schedule 4.7, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

4.8 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4, none of Purchaser or any other Person makes any other express or implied representation or warranty with respect to the transactions contemplated by this Agreement.

Article 5

COVENANTS

5.1 Best Efforts to Close. Subject to the terms and conditions of this Agreement, and except as otherwise provided in Section 5.2, from the Signing Date until the earlier of the final Closing or the date, if any, on which this Agreement is validly terminated as to all remaining Sites pursuant to Article 7 (the “Interim Period”), each Party will use its best efforts to take or cause to be taken all actions to complete, as soon as reasonably practicable, in the most expeditious manner possible, the Closing of the transactions contemplated by this Agreement, including the use of best efforts to:

(a) cause the conditions to Closing to be satisfied as expeditiously as practicable (provided that this covenant does not require a waiver of any condition to Closing specified in Article 6); and

(b) defend against any Actions challenging this Agreement or the consummation of the transactions contemplated hereby or asserting liability against any Person in connection with such transactions, including seeking to have vacated or reversed any Order issued by any Governmental Authority.

5.2 Antitrust Laws.

(a) Notwithstanding Section 5.1, the Parties’ obligations with respect to compliance with the HSR Act and, if required, other Antitrust Laws shall be governed exclusively by this Section 5.2. During the Interim Period, each Party will use commercially reasonable efforts to obtain all Governmental Permits from all Governmental Authorities that are necessary under applicable Antitrust Laws for its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Each Party shall cooperate fully with the other Parties and their respective Affiliates and Representatives in promptly seeking to obtain all such Governmental Permits. No Party shall willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any such Governmental Permits.

(b) The Parties agree to make or to use commercially reasonable efforts to cause their applicable Affiliates to make any required filing pursuant to applicable Antitrust Laws with respect to the transactions contemplated by this Agreement within five Business Days after the Signing Date. Purchaser and Sellers shall each pay one-half (1/2) of the filing fees with respect to such filings under applicable Antitrust Laws.

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(c) Each Party shall give notice to each other Party with respect to any meeting, discussion, appearance or written or oral communication from or with any Governmental Authority or the staff of any Governmental Authority with respect to the application of antitrust Laws to the transactions contemplated by this Agreement. All appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals made by or on behalf of any Party before any Governmental Authority or the staff of any Governmental Authority with respect to the application of Antitrust Laws to the transactions contemplated by this Agreement shall be disclosed to the other Parties and their respective counsel in advance of any filing, submission or attendance, and such Parties will use commercially reasonable efforts to consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals; provided, however, that this Section 5.2(c) does not apply to (i) any disclosure which is not permitted under applicable Law, an Order or contractual restrictions or (ii) any disclosure which would reasonably be expected to jeopardize or waive privileged information or communications.

(d) Purchaser agrees to, and will cause its Affiliates to, use commercially reasonable efforts to avoid, eliminate, and resolve any impediments under any antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and to obtain all Governmental Permits under any antitrust Law that may be required by any Governmental Authority to enable the Parties to close such transactions as promptly as practicable.

(e) If any Action is instituted or threatened challenging the transactions contemplated by this Agreement as violating any antitrust Law or if any Order is entered, enforced, or attempted to be entered or enforced by any Governmental Authority that would make such transactions illegal or otherwise delay or prohibit the consummation of such transactions, Purchaser shall take commercially reasonable action to contest, resist or defend any such Action or to take any commercially reasonable action to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded, or terminated, any Order that prohibits, prevents, or restricts consummation of the such transactions.

(f) Nothing in this Section 5.2 shall require, or be construed to require, Purchaser or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after any Closing, any assets, businesses or interests of Purchaser, the Business, the Guarantor or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(g) The Parties shall cooperate and work together to direct all filings and strategy in connection with review of the transaction contemplated herein by any Governmental Authority, or any litigation by, or negotiations with, any antitrust authority or other Person relating to the transaction under the HSR Act or any other Antitrust Law and will take the lead in all meetings, discussions and communications with any Governmental Authority relating to the effect of the Antitrust Laws upon the Parties’ ability to consummate the transaction contemplated herein. The Parties will consult with and consider in good faith the comments of other Party in connection with any filing, communication, defense, litigation, negotiation, or strategy, and, to the extent reasonably practicable and to the extent permitted by Law, give the other Party the opportunity to attend and participate in any material meeting or conference with any Governmental Authority either in person or by telephone, or, in connection with any proceeding by a private party, with any other Person relating to the HSR Act or any other Antitrust Law regarding the transaction contemplated herein.

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5.3 Specified Third-Party Consents. Without limiting the generality of Section 5.1, during the Interim Period, the Parties will use best efforts to obtain all consents described on Schedule 5.3 (the “Specified Third-Party Consents”). Each Party shall cooperate fully with the other Parties and their respective Representatives in promptly seeking to obtain all such consents. No Party shall willfully take any action that will have the effect of materially delaying, impairing or impeding the receipt of any such consents. Purchaser shall, and shall cause its Affiliates to, provide such guarantees, security, assurances and financial and other information as may be reasonably requested by any Person whose consent is sought in respect of a Specified Third-Party Consent.

5.4 Stockholder Approval.

(a) Subject to Section 5.8, and so long as such consents are required under applicable Laws, prior to consummating any transaction contemplated by this Agreement which requires approval by the stockholders of Lazydays under applicable Law, Lazydays shall use its best efforts to seek to obtain written consents from the requisite stockholders of Lazydays to the consummation of the transactions contemplated by this Agreement (the “Written Consents”) in accordance with applicable Laws, including Section 228 of the DGCL, or other form of stockholder approval with respect thereto.

(b) If required by applicable Laws, after receipt of the Written Consents, Lazydays shall prepare and cause to be filed with the Securities and Exchange Commission (the “SEC”) an information statement (as defined in Rule 14c–1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) regarding the Written Consents (such information statement, including any amendment or supplement thereto, the “Information Statement”). If required by applicable Laws, Lazydays shall cause the Information Statement to be disseminated to its stockholders entitled thereto after the earliest to occur of (i) confirmation from the SEC that it has no further comments on the Information Statement, (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (iii) expiration of the ten (10) day period after filing the preliminary Information Statement with the SEC, in the event Lazydays has not received notice from the SEC of its intent to review the Information Statement prior to such expiration time.

(c) The Purchaser Parties shall provide to Lazydays all information concerning the Purchaser Parties as may be reasonably requested by Lazydays in connection with the preparation, filing and distribution of the Information Statement and shall otherwise reasonably assist and cooperate with Lazydays in the preparation of the Information Statement and the resolution of any comments thereto received from the SEC. The Purchaser Parties shall promptly correct any information with respect to them or provided by them for use in the Information Statement if it is or becomes misleading or inaccurate.

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5.5 Purchaser Floorplan Financing.

(a) Purchaser shall use its best efforts to obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Floorplan Commitment Letters, including (i) maintaining in effect the Floorplan Commitment Letters; (ii) negotiating definitive agreements with respect to the Financing (the “Definitive Financing Agreements”) consistent with the terms and conditions contained set forth in the Floorplan Commitment Letters; and (iii) satisfying on a timely basis all conditions within its reasonable control in the Floorplan Commitment Letters and the Definitive Financing Agreements and complying with its obligations thereunder.

(b) Purchaser shall use its best efforts to cause the lenders party to the Floorplan Commitment Letters to fund the Financing required to consummate the transactions contemplated by this Agreement, including by seeking specific performance to enforce its rights under the Floorplan Commitment Letters and the Definitive Financing Agreements if necessary. Purchaser shall comply with its obligations, and enforce its rights, under the Floorplan Commitment Letters in a timely and diligent manner.

(c) Purchaser shall not, without the prior written consent of the Sellers:

(i) permit any amendment, supplement, or modification to, or any waiver of any provision of or remedy under, or replace (including any replacement for any portion of the Financing that becomes unavailable), any Floorplan Commitment Letter;

(ii) terminate any Floorplan Commitment Letter; or

(iii) take or fail to take any action or enter into any transaction that would reasonably be expected to impair, delay or prevent the consummation of the Financing on the terms and conditions described in the Floorplan Commitment Letters.

Upon any amendment, supplement, or modification of any Floorplan Commitment Letter in accordance with this Section 5.5(c), all references to such Floorplan Commitment Letter shall mean such Floorplan Commitment Letter as so amended, supplemented, or modified.

(d) In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Purchaser shall use its best efforts to obtain as promptly as practicable following the occurrence of such event, and in any event prior to the Outside Date, alternative financing in an amount sufficient, when taken together with remaining portion of the Financing, to consummate the transactions contemplated by this Agreement and to pay the Purchase Price for the RV Inventory at each Closing and cause the proceeds of such alternative financing to be used in lieu of such contemplated Financing as promptly as practicable. For the purposes of this Agreement, the term “Floorplan Commitment Letters” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative financing arranged in compliance herewith (and any Floorplan Commitment Letter remaining in effect at the time in question).

(e) Purchaser shall provide the Sellers with prompt oral and written notice of (i) any breach or default by any party to the Floorplan Commitment Letters or the Definitive Financing Agreements of which Purchaser becomes aware, and (ii) the receipt of any written notice or other written communication from any lender, equity investor, or other financing source with respect to any breach, default, termination, or repudiation by any party to the Floorplan Commitment Letters or the Definitive Financing Agreements of any provision thereof. Purchaser shall keep the Sellers reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing.

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(f) Notwithstanding the foregoing, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Purchaser or any Affiliate or any other financing or other transactions be a condition to any of Purchaser’s obligations hereunder.

5.6 Operations during the Interim Period. During the Interim Period, except (a) as required by applicable Law or Governmental Order, (b) as contemplated by this Agreement or (c) with the prior written consent of Purchaser, the Sellers will use good faith efforts to operate the Assumed Dealerships in all material respects in the ordinary course of business and to preserve the operations and goodwill of each of the Assumed Dealerships in all material respects, including by using such good faith efforts to seek to retain “front line” employees (retail sales, service, parts, dealer lot and administrative personnel) in the Assumed Dealerships.

5.7 Access during the Interim Period.

(a) During the Interim Period, the applicable Seller will permit Purchaser and its Representatives to have (with reasonable notice and during normal business hours) reasonable access to Representatives of such Seller and to relevant premises, properties, books, records, Contracts, financial and operating data, and other information and documents reasonably pertaining to such Seller and its Business, the Acquired Assets and real property used in the Business, to make copies of such books, records, Contracts, data, information, and documents as Purchaser may reasonably request; provided, however, that (i) Purchaser and its Representatives shall conduct such activities in a manner so as not to interfere unreasonably with the operations of the Business; and (ii) the Sellers shall not be obligated to provide, or cause to be provided, such access or information to the extent that the Sellers determine, in their reasonable judgment, that doing so would (A) violate applicable Law or an Order, (B) jeopardize the protection of an attorney-client privilege, (C) reveal bids received from third parties and analysis relating to such bids or (D) reveal minutes of the deliberations of the board of directors (or any committee thereof) or manager of any Seller in connection with the transactions contemplated by this Agreement, or the evaluation of possible alternatives thereto or any materials provided to such board, such committee or manager in connection therewith (clauses (i) and (ii), the “Information Limitations”).

(b) Notwithstanding anything else herein, the Purchaser Parties may not conduct any Phase I environmental inspection and testing or any Phase II environmental inspection or testing, in each case, without the Sellers’ prior written consent.

(c) The Purchaser Parties acknowledge and agree that the Confidentiality Agreement remains and shall remain in full force and effect during the Interim Period, and the Purchaser Parties’ conduct during the Interim Period will comply with the requirements of the Confidentiality Agreement (including Section 10 thereof) and this Agreement. All communications from the Purchaser Parties or their respective Representatives to the Sellers during the Interim Period shall be directed to Ronald Fleming, Amber Dillard, representatives of Miller Buckfire, a division of Stifel, Nicolaus & Company, Incorporated, representatives of Stoel Rives LLP or any other Person specified in writing by any of the foregoing. Notwithstanding the foregoing, the parties each acknowledge that the transactions contemplated by this Agreement have been publicly disclosed and will be subject to continuing disclosure requirements in accordance with applicable law.

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5.8 Exclusivity.

(a) Except as expressly permitted by this Section 5.8, during the Interim Period, Lazydays agrees it will not, and will cause its subsidiaries and its and its subsidiaries’ respective Representatives, to not, directly or indirectly, solicit, negotiate, encourage or otherwise discuss with or provide information or enter into any agreement with respect to (including but not limited to continuing any current discussions or negotiations or continuing to allow access to any online or physical data room) any person or entity (other than the Purchaser Parties and their respective Representatives) for the purpose of effecting or evaluating the sale, transfer, recapitalization or other disposition, directly or indirectly, of any equity interests in, or assets of, Lazydays or any of its subsidiaries by asset sale, equity sale, joint venture, merger, consolidation, recapitalization or any other means or other transaction.

(b) If Lazydays receives an offer from a third party that it reasonably determines may be a superior offer to the transactions contemplated by this Agreement and the Lazydays board of directors determines in good faith (after consultation with counsel) that the failure to consider such superior offer would be inconsistent with its fiduciary duties under applicable Law (the “Fiduciary Out”), (i) Lazydays shall provide notice to Purchaser of the existence and general terms of such superior offer promptly, (ii) Lazydays and its Representatives may furnish to such third party information and access relating to Lazydays and its subsidiaries and their businesses and operations for the purpose of assisting with or facilitating such a superior offer and engage in related discussions and negotiations and (iii) if Lazydays pays or causes to be paid to Purchaser or its designee a breakup fee equal to $10 million (the “Breakup Fee”), Lazydays may (I) terminate this Agreement pursuant to Section 7.1(c) and/or (II) enter into any agreement (including any letter of intent, term sheet or other similar document or any definitive agreement) relating to such superior offer with such third party and may consummate any transactions contemplated thereby. The Breakup Fee shall be due and payable when, in the exercise of the Fiduciary Out, Lazydays engages with and furnishes the information and access to such third party pursuant to Section 5.8(b)(ii). Nothing in this Section 5.8(b) shall obligate Purchaser to match or top any superior offer or to continue negotiations with Lazydays in response to a superior offer.

5.9 Confidentiality; Press Releases.

(a) The Parties acknowledge and agree that the information being exchanged among them in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which remain in full force and effect. Effective upon, and only upon, the final Closing, the Confidentiality Agreement shall terminate.

(b) During the Interim Period, unless otherwise advisable or required under applicable Law or stock exchange requirements, none of the Parties or any of their respective Representatives shall issue or make any new press release or make other public communication regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties.

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5.10 Employees and Employee Benefits.

(a) On each applicable Closing Date, the applicable Seller shall terminate all employees at the applicable Assumed Dealerships immediately prior to such Closing, and Purchaser will offer employment, on an “at will” basis, to all or substantially all of the employees of the Business effective immediately following such Closing (subject to routine background checks and onboarding requirements in Purchaser’s ordinary course of business). Each such offer of employment will be for substantially the same base salary or wage rate, position and work location in effect immediately prior to the Closing and will include other employee benefits that are substantially comparable in the aggregate (as reasonably determined by Purchaser) to the benefits that are provided either (x) to the employee immediately prior to the applicable Closing Date, or (y) to similarly situated employees of Purchaser or its Affiliates (with the exception of any deferred compensation plans, defined benefit pension plans, severance, post-employment medical plans, long-term incentive or equity or equity-based compensation plans). Each employee who accepts Purchaser’s offer of such employment in accordance with this Section 5.10(a) and commences active employment with Purchaser shall be referred to herein as a “Transferring Employee.”

(b) Except with respect the Assumed PTO, which Purchaser shall assume and discharge in accordance with Section 1.3(d), each Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever, for any compensation or other amounts payable to any current or former employee of the Business or of the Sellers, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay, in each case, for any period relating to the service with such Seller at any time prior to the applicable Closing (collectively “Pre-Closing Employee Compensation”), and such Seller shall pay all such Pre-Closing Employee Compensation to all entitled Persons on or prior to such Closing Date or when otherwise due under the applicable Benefit Plan.

(c) Each Seller shall remain solely responsible for the financial and legal satisfaction of all claims for all health and welfare (including, without limitation, medical, dental, life insurance, health, accident, or disability) benefits brought by or in respect of current or former employees, officers, directors, independent contractors, or consultants of the Business or the spouses, dependents, or beneficiaries thereof, in each case, which claims relate to events occurring prior to, or as a result of the transaction occurring on, the applicable Closing Date. Purchaser confirms that it is responsible for providing continuation coverage for medical, dental and vision plans to all M&A qualified beneficiaries (as defined in Treas. Reg. Section 54.4980B-9, Q&A-4). Each Seller shall also remain solely responsible for all workers’ compensation claims of any current or former employees, officers, directors, independent contractors, or consultants of the Business which relate to events occurring prior to the applicable Closing Date.

(d) The Sellers shall remain obligated to provide each Transferring Employee and their eligible dependents (including all such Transferring Employee’s dependents covered immediately prior to the applicable Closing by a Benefit Plan that is a group health plan) coverage under a group health plan of the Sellers that provides medical benefits to the Transferring Employee and such eligible dependents through the end of the month in which such Transferring Employee’s employment with the applicable Seller terminates. Purchaser shall offer each Transferring Employee and their eligible dependents (including all such Transferring Employee’s dependents covered immediately prior to the applicable Closing by a Benefit Plan that is a group health plan) coverage under a group health plan of Purchaser that provides medical benefits to the Transferring Employee and such eligible dependents effective immediately upon the first day of the month immediately after the month in which such Transferring Employee’s employment with the applicable Seller terminates.

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(e) Notwithstanding the foregoing, nothing in this Agreement is intended to or shall confer upon any Transferring Employee or any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. Nothing contained in this Section 5.10, express or implied, will be construed to establish, amend or modify any Benefit Plan.

(f) On or before each Closing the Sellers shall provide at the request of Purchaser evidence that all contributions and premiums relating to period prior to the Closing for each Benefit Plan have be timely paid in accordance with the terms of such Benefit Plans, and as applicable, ERISA, the Code or other Law (including without limitation the payment of any insurance premiums due under an insurance policy providing funding for a Benefit Plan).

(g) The Parties acknowledge the potential applicability of “successor employer” or “Springing COBRA” obligations under COBRA and the regulations promulgated thereunder in connection with any Seller’s termination of its group health plan(s), including with respect to individuals who are not Transferring Employees. The Parties agree that the potential net cost, if any, associated with such obligations, including but not limited to adverse loss ratio impact and resulting premium adjustments under Purchaser’s group health plans, shall be treated as a liability of the Sellers and shall reduce the Purchase Price on a dollar-for-dollar basis.

(h) Lazydays has taken or shall take all action necessary to terminate each Benefit Plan that is intended to qualify under Section 401(a) of the Code and that contains a cash or deferred arrangement under Section 401(k) of the Code (“Seller 401(k) Plan”) effective as of the last Closing Date and shall provide written notice of such termination to the third-party administrator of the Seller 401(k) Plan. Lazydays shall fully fund all contributions to the Seller 401(k) Plan and shall fully vest all participants in their accounts under the Seller 401(k) Plan as of the plan termination date.

5.11 Refunds. After each Closing, (a) if any Seller receives any refund or other amount that is an Acquired Asset or is otherwise due and owing to Purchaser in accordance with the terms of this Agreement, such Seller shall promptly remit, or shall cause to be promptly remitted, such amount to Purchaser, (b) if Purchaser or any of its Affiliates receive any refund, account receivable or other amount that is an Excluded Asset or is otherwise properly due and owing to any Seller in accordance with the terms of this Agreement, Purchaser shall promptly remit, or shall cause to be promptly remitted, such amount to such Seller and (c) each Party shall use commercially reasonable efforts and reasonably cooperate with each other to effectuate the foregoing.

5.12 Non-Assignable Assets. To the extent that any Seller’s rights under any Contract or Governmental Permit constituting an Acquired Asset, or any other Acquired Asset, may not be assigned to Purchaser without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful.

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5.13 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and any Ancillary Documents, if any, other than real estate transfer taxes which shall be borne in accordance with Exhibit C, shall be borne and paid by Purchaser when due. Purchaser shall, at its own expense, timely file any Tax return or other document with respect to any such Taxes (and the Sellers shall reasonably cooperate with respect to such filings).

5.14 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Purchaser.

5.15 Prorations for Assumed Leases. At the applicable Closing, real property taxes and rents paid under the Assumed Leases shall be prorated in the applicable Funds Flow Memorandum as follows:

(a) With respect to the any Assumed Leases that are triple net in nature, where the tenant thereunder pays taxes directly to the applicable Governmental Authority:

(i) real property taxes shall be prorated based on the current year’s tax with due allowance made for the maximum allowable discount allowed for the current year. If the applicable Closing occurs at a date when the current year’s millage is not fixed, and the current year’s assessment is available, taxes will be prorated based upon the assessment and the prior year’s millage. If the current year’s assessment is not available, then taxes will be prorated based on the prior year’s real property tax; and

(ii) rents collected under such Assumed Lease shall be prorated based on the current month’s amount of rent due, calculated as of the Closing Date, with Purchaser or the applicable Seller, as applicable, being credited for the per diem rental amount due on the Closing Date.

(b) With respect to any Leases that are gross in nature, where the tenant thereunder pays estimated taxes to the landlord thereunder as part of the rental payment, real property taxes and rents collected under the Lease shall be prorated based on the current month’s amount of estimated real property tax collected and rent due, calculated as of the Closing Date, with Purchaser or the applicable Seller, as applicable, being credited for the per diem real property tax and rental amounts due on the Closing Date.

(c) All prorations under this Section 5.15 shall be final and binding upon the Parties.

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Article 6

Conditions to Closing

6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement at each Closing is subject to the fulfillment of each of the following conditions:

(a) all waiting periods applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law (to the extent applicable to the Closing at issue) (if any) shall have expired or been terminated;

(b) to the extent approval by the stockholders of Lazydays is required by Law prior to consummating any transaction contemplated by this Agreement, (i) the Written Consents or other manner of obtaining requisite approval of stockholders of Lazydays shall have been obtained and become effective in compliance with applicable Law and (ii) any waiting period relating thereto, including under Rule 14c-2 under the Exchange Act with respect to the Information Statement, shall have expired; and

(c) the Specified Third-Party Consents (to the extent applicable to the Closing at issue) shall have been obtained.

6.2 Condition to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement at each Closing is subject to the fulfillment or waiver by Purchaser of the following condition: Purchaser shall receive good and marketable title to the Acquired Assets at the applicable Closing (or, in the case of recent trade-in RV Inventory, powers of attorney and payoffs to allow Purchaser to clear title in the ordinary course after the Closing), free and clear of all Encumbrances other than Permitted Encumbrances.

6.3 Condition to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement at each Closing are subject to the fulfillment or waiver by the Sellers of the following condition: Purchaser shall have completed the payments required by Section 1.5(b) with respect to such Closing.

Article 7

Termination

7.1 Termination of Agreement. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned with respect to any one or more Sites at any time prior to the final Closing:

(a) by mutual written consent of Purchaser and the Sellers;

(b) by Purchaser or a Seller if a final, non-appealable Order or Law permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement has been issued by a Governmental Authority of competent jurisdiction, but only as to the particular transaction or transactions contemplated by this Agreement with respect to a Site or Sites subject to such Order or Law; or

(c) by Lazydays upon exercise of the Fiduciary Out in accordance with Section 5.8(b); or

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(d) by Purchaser or a Seller if the final Closing has not occurred on or before 11:59 P.M. (Eastern Time) on December 1, 2025 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(d) will not be available (i) to Purchaser if the failure of any Purchaser Party to fulfill, or breach by any Purchaser Party of, any agreement or covenant under this Agreement has been the cause of, or resulted in, the failure of the final Closing to occur on or before such date and time, and (ii) to the Sellers if the failure of any Seller to fulfill, or breach by any Seller of, any agreement or covenant under this Agreement has been the cause of, or resulted in, the failure of the final Closing to occur on or before such date and time.

Any Party desiring to terminate this Agreement in accordance with this Section 7.1 will give written notice pursuant to Section 9.1 of such termination to the Sellers (if the terminating Party is Purchaser) or Purchaser (if the terminating Party is a Seller), specifying the Site or Sites with respect to which such Party desires to terminate this Agreement. The termination provisions set forth in this Section 7.1 are the exclusive means by which this Agreement may be terminated.

7.2 Effect of Termination. In the event of a termination of this Agreement in accordance with Section 7.1 with respect to a Site, (a) this Agreement will immediately and automatically terminate with respect to such Site, other than the provisions of this Article 7, the Confidentiality Agreement and Article 9 (collectively the “Surviving Provisions”, which will survive such termination), and (b) no Party will have any further liability to any Party arising out of this Agreement or the transactions contemplated by this Agreement with respect to such Site, except pursuant to the Surviving Provisions; provided that no termination and nothing herein relieves any Party from liability for its breach of or failure to perform its agreements and covenants under this Agreement occurring prior to such termination.

Article 8

NO SURVIVAL; NO POST-CLOSING RECOURSE

8.1 No Post-Closing Survival. Each Party agrees that, except solely in the event of Fraud, upon the occurrence of each Closing, all representations, warranties, covenants, agreements, obligations and duties of each Party relating to such Closing and the business, operations, assets and liabilities related to such Closing shall thereby, without the necessity of any further action by any Party, terminate and be irrevocably released and discharged and such Closing shall have occurred on an “AS-IS, WHERE-IS BASIS” without any post-Closing recourse related thereto.

8.2 Waiver of Post-Closing Claims. Each Party agrees that, except solely in the event of Fraud, it shall not have, and agrees it will not pursue, and hereby irrevocably waives any post-Closing claim, recourse or other Action for any losses, liabilities, damages, expenses, fees, fines or Taxes (“Losses”) against any other Party or their respective Representatives relating to such Closing or the business, operations, assets and liabilities related thereto, including under any theory of breach of representation, warranty, covenant, agreement, obligation or duty under this Agreement, or under any other theory under any source of law, equity, other contract or otherwise, and regardless of whether the Loss is accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, and suspected or unanticipated. EACH PARTY EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND BENEFITS AFFORDED BY ANY APPLICABLE LAW RELATING TO ANY POST-CLOSING CLAIM WAIVED HEREBY, INCLUDING SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA (WHICH STATES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”) OR OTHER LAWS.

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Article 9

MISCELLANEOUS PROVISIONS

9.1 Notices. Any notice to be made under this Agreement shall be in writing, and shall be deemed to have been given (a) when delivered in person; (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested); (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the respective address set forth below or at such other address as shall hereafter be designated in writing in the foregoing manner.

If to any of the Sellers:	Lazydays Holdings, Inc.
4042 Park Oaks Boulevard, Suite 350
Tampa, Florida 33610
Attn: Ronald Fleming; Amber Dillard
Emails: [***]
[***]

with a copy to (which shall
not constitute notice):	Stoel Rives LLP
760 SW Ninth Avenue, Suite 3000
Portland, Oregon 97205
Attn: Will Goodling
Email: [***]

If to any Purchaser Party:	CIRV Group, LLC
6200 Lake Gray Blvd.
Jacksonville, Florida 32244-5853
Attn: Jeffrey M. Hirsch
Email: [***]

with a copy to (which shall
not constitute notice):	McLane Middleton, Professional Association
City Hall Plaza
900 Elm Street
P.O. Box 326
Manchester, New Hampshire 03105-0326
Attn: Michael B. Tule
Email: [***]

9.2 Amendment and Waiver. Except as otherwise specifically provided herein, this Agreement (including all schedules and exhibits hereto) may not be amended or waived except, in the case of an amendment, in a writing signed by each Seller and Purchaser and in the case of a waiver, in a writing executed by the Party so waiving. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The failure of any Party to exercise or enforce any right or remedy conferred upon it hereunder shall not be deemed to be a waiver of any such or other right or remedy nor operate to bar the exercise or enforcement of any of the foregoing at any time thereafter.

9.3 Entire Agreement. This Agreement, the Confidentiality Agreement, the Deposit Letter and the Ancillary Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter (including the LOI).

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9.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5 Governing Law; Jurisdiction. This Agreement and the Ancillary Documents shall be governed by the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Each Party hereby irrevocably: (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in New Castle County, State of Delaware (or if such court declines to accept jurisdiction over a particular matter, then in any other state court of the State of Delaware sitting in New Castle County, State of Delaware, that accepts jurisdiction), or the United States District Court for the District of Delaware, and any appellate courts thereof in any Action arising out of or relating to this Agreement or any of the Ancillary Documents; (b) agrees that all claims in respect of such Action may be heard and determined only in any such court; (c) hereby waives any claim of inconvenient forum or other challenge to venue in such court; (d) agrees not to bring any Action arising out of or relating to this Agreement or any of the Ancillary Documents in any other court; and (e) agrees that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 9.1 will be effective service of process against them for any such Action brought in any such court.

9.6 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AS CLAIM, COUNTER-CLAIM, AFFIRMATIVE DEFENSE, OR OTHERWISE) IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR INACTIONS BY OR AMONG THE PARTIES. EACH PARTY (A) CONSENTS TO TRIAL WITHOUT A JURY OF ANY SUCH LEGAL PROCEEDING, (B) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6. A PARTY MAY FILE A COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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9.7 Expenses. Except as otherwise specifically provided herein, all fees, costs, and expenses incurred in connection with or related to this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees, costs, or expenses.

9.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or assign or delegate any of its rights or obligations hereunder without the prior written consent of the other Parties; provided, that Purchaser may, with prior notice to the Sellers, assign this Agreement and/or assign or delegate any of its rights or obligations to one or more wholly owned subsidiaries of Purchaser, so long as Purchaser and the Guarantor remain jointly and severally liable for the performance of its obligations hereunder with such subsidiaries, pursuant to an assignment agreement in a form reasonably acceptable to and approved by the Sellers. No assignment shall relieve the assigning Party of any of its obligations hereunder.

9.9 No Third Party Beneficiaries. This Agreement is made solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing contained in this Agreement shall be deemed to give any Person any right to enforce any of the provisions of this Agreement, nor shall any of them be a third party beneficiary of this Agreement.

9.10 Specific Performance. Each of the Parties agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce any Closing and/or obligation by any Party to complete one or more Closings required hereunder, in any court designated to resolve disputes concerning this Agreement (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court), this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.

9.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, (ii) references to the preamble, recitals, an article, section, exhibit, or schedule means a preamble, recital, article, or section of, or exhibit or schedule to, this Agreement, (iii) references to the masculine, feminine or neuter gender will include each other gender, (iv) the word “including” means “including, without limitation,” (v) the word “or” is not exclusive and shall mean “and/or,” (vi) any reference to “$” or “dollars” means U.S. dollars, and (vii) references to a particular statute or regulation include all amendments thereto, all rules and regulations thereunder and any successor statute, rule or regulation, in each case, as amended or otherwise modified from time to time. References herein to any Person will include such Person’s heirs, executors, personal representatives, administrators, successors, and permitted assigns; provided, that nothing contained in this clause will authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to any obligation under any Contract (including this Agreement) mean such obligation or Contract as amended, supplemented, or modified from time to time in accordance with the terms thereof and hereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to and including.”

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9.12 Attorneys’ Fees. In any Action instituted by a Party arising in whole or in part under, related to, based on, or in connection with this Agreement or the subject matter hereof, the prevailing Party shall be entitled to receive from the non-prevailing Party reasonable attorneys’ fees, costs, and expenses incurred in connection therewith, including any appeals therefrom.

9.13 Guarantee of Purchaser’s Obligations. The Guarantor shall cause Purchaser to duly perform and comply with all obligations of Purchaser under this Agreement relating to the purchase of all assets other than the RV Inventory, including payment of the Purchase Price at each Closing for all assets other than the RV Inventory applicable to such Closing (collectively, the “Guaranteed Obligations”), and the Guarantor, on a joint and several basis with Purchaser, unconditionally and irrevocably guarantees to each Seller the due and punctual payment and performance of all the Guaranteed Obligations. If, for any reason whatsoever, Purchaser fails or is unable to duly, punctually and fully pay or perform any of the Guaranteed Obligations, the Guarantor will promptly pay or perform, or cause to be paid or performed, such Guaranteed Obligations as provided in this Agreement. This is a guarantee of payment and performance and not solely collectability. Following any failure of Purchaser to pay and perform any Guaranteed Obligation, the Sellers may enforce the Guaranteed Obligations under this Section 9.13 without first (i) bringing an Action against Purchaser, (ii) joining Purchaser in an Action against the Guarantor or (iii) enforcing any other rights and remedies against Purchaser.

9.14 TIME OF ESSENCE. TIME IS OF THE ESSENCE WITH REGARD TO THIS AGREMENT AND EACH TRANSACTION CONTEMPLATED HEREBY, INCLUDING WITH RESPECT TO EACH DATE AND TIME PERIOD SET FORTH OR REFERRED TO IN THIS AGREEMENT.

9.15 Counterparts; Transmission. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The Parties may execute this Agreement and the Ancillary Documents by original, electronic, or digital signature. The exchange of copies of the signature pages to this Agreement and the Ancillary Documents, including by email, facsimile, a recognized digital electronic security procedure, or other similar electronic transmission (including an image of a signature), shall constitute effective execution and delivery. Such copies shall be treated in all manner and respects and for all purposes as an original signature and shall be considered to have the same binding legal effect as if they were the original signed version thereof delivered in person. Signatures of the Parties transmitted by any such transmission shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

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WHEREFORE, the Parties have caused this Agreement to be duly executed as of the date first set forth above.

PURCHASER:

CIRV GROUP, LLC
a Florida limited liability company

By:	/s/ Jeffrey M. Hirsch
Name:	Jeffrey M. Hirsch
Title:	Manager

CIRV GROUP REAL ESTATE HOLDINGS, LLC
a Florida limited liability company

By:	/s/ Jeffrey M. Hirsch
Name:	Jeffrey M. Hirsch
Title:	Manager

[Signature Page to Asset Purchase Agreement]

WHEREFORE, the Parties have caused this Agreement to be duly executed as of the date first set forth above.

SELLERS:

Lazydays Holdings, Inc.		Lazydays RV of Ohio, LLC
a Delaware corporation		a Delaware limited liability company

By:	/s/ Robert DeVincenzi	By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi	Name:	Robert DeVincenzi
Title:	Chairman of the Board of Directors	Title:	Authorized Signatory

Lazy Days’ R.V. Center, Inc.		Lazydays RV of Wilmington, LLC
a Delaware corporation		a Delaware limited liability company

By:	/s/ Robert DeVincenzi	By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi	Name:	Robert DeVincenzi
Title:	Authorized Signatory	Title:	Authorized Signatory

LDRV Holdings Corp.		Lazydays RV of Oregon, LLC
a Delaware corporation		a Delaware limited liability company

By:	/s/ Robert DeVincenzi	By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi	Name:	Robert DeVincenzi
Title:	Authorized Signatory	Title:	Authorized Signatory

Lazydays RV America, LLC		LDRV of Tennessee, LLC
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Robert DeVincenzi	By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi	Name:	Robert DeVincenzi
Title:	Authorized Signatory	Title:	Authorized Signatory

LD Real Estate, LLC		Airstream of Knoxville at Lazydays RV, LLC
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Robert DeVincenzi	By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi	Name:	Robert DeVincenzi
Title:	Authorized Signatory	Title:	Authorized Signatory

Lazydays of Central Florida, LLC		Lazydays RV of Knoxville, LLC
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Robert DeVincenzi	By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi	Name:	Robert DeVincenzi
Title:	Authorized Signatory	Title:	Authorized Signatory

Lazydays RV of Iowa, LLC		Lazydays RV of St. George, LLC
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Robert DeVincenzi	By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi	Name:	Robert DeVincenzi
Title:	Authorized Signatory	Title:	Authorized Signatory

Lazydays of Minneapolis LLC
a Delaware limited liability company

By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi
Title:	Authorized Signatory

[Signature Page to Asset Purchase Agreement]

WHEREFORE, the Parties have caused this Agreement to be duly executed as of the date first set forth above.

GUARANTOR:

/s/ Jeffrey M. Hirsch
Jeffrey M. Hirsch

[Signature Page to Asset Purchase Agreement]

REAL ESTATE TITLE COMPANY JOINDER

The undersigned party designated as the “Real Estate Title Company” in the foregoing Agreement hereby joins in the execution of this Agreement for the purpose of acknowledging this Agreement’s terms and conditions applicable to the administration of deposit funds by the Real Estate Title Company in its capacity as escrow agent for the transaction.

Old Republic Title Company

By:	/s/ Derek Smith
Name:	Derek Smith
Title:	SVP

Exhibit A

Transaction Details and Purchase Price

(See attached.)

Exhibit A

Locations and Parties								Purchase Price
Location	Owned or Leased Real Estate	Real Estate Seller	Mortgage Holder for Owned Real Estate	Asset Seller & Tenant	Landlord	Lease Guarantor(s)	Assumed Lease	Base Purchase Price (Acquired Assets other than Owned Real Estate and RV Inventory) Equals $30 million total.	Owned Real Estate Purchase Price	Purchase Price for RV Inventory (as defined in the table below)
Part A. Assumed Dealerships (Buyer Will Acquire All Owned Real Estate and All Assets; Assume All Leases; and Continue Operations)
Johnstown (Denver/Loveland) 4777 Marketplace Dr. Johnstown, CO 80534	Leased	N/A	N/A	Lazydays RV America, LLC	CO.BB&P LLC (CO)	None	Johnstown Lease (as defined below)	$2,763,988.54	N/A	RV Inventory Pricing Methodology (as defined below)
Knoxville Airstream 7400 Sawyer Ln. Knoxville, TN 37924	Owned	LD Real Estate, LLC	Manufacturers and Traders Trust Company, as Seller Credit Agreement Agent	LDRV of Tennessee, LLC	LD Real Estate, LLC	None	N/A	$1,054,426.56	$2,337,500	RV Inventory Pricing Methodology (as defined below)
Knoxville Lake Springs Rd. (Storage Lot) 7655 Lake Springs Rd. Knoxville, TN 37924	Owned	Airstream of Knoxville at Lazydays RV, LLC	Manufacturers and Traders Trust Company, as Seller Credit Agreement Agent	LDRV of Tennessee, LLC	Airstream of Knoxville at Lazydays RV, LLC	None	N/A	(included above for Knoxville Airstream dealership)	$3,000,000	RV Inventory Pricing Methodology (as defined below)
Knoxville Strawberry Plains (Dealership) 835 Huckleberry Springs Rd. Knoxville, TN 37924	Leased	N/A	N/A	LDRV of Tennessee, LLC	Bash Group, LLC (TN)	Lazydays Holdings, Inc.	Strawberry Plains Dealership Lease (as defined below)	$2,763,988.54 (collectively for Strawberry dealership)	N/A	RV Inventory Pricing Methodology (as defined below)
Knoxville Strawberry Plains (Display Lot) 7453 Sawyer Ln. Knoxville, TN 37924	Leased	N/A	N/A	LDRV of Tennessee, LLC	Bash Group, LLC (TN)	Lazydays Holdings, Inc.	Strawberry Plains Display Lot Lease (as defined below)	(included above for Strawberry dealership)	N/A	RV Inventory Pricing Methodology (as defined below)
Knoxville Strawberry Plains (Body Shop) 315 East Dumplin Rd. Kodak, TN 37764	Leased	N/A	N/A	LDRV of Tennessee, LLC	Sellers Enterprises, LLC (TN)	Lazydays Holdings, Inc.	Strawberry Plains Body Shop Lease (as defined below)	(included above for Strawberry dealership)	N/A	RV Inventory Pricing Methodology (as defined below)

Locations and Parties								Purchase Price
Location	Owned or Leased Real Estate	Real Estate Seller	Mortgage Holder for Owned Real Estate	Asset Seller & Tenant	Landlord	Lease Guarantor(s)	Assumed Lease	Base Purchase Price (Acquired Assets other than Owned Real Estate and RV Inventory) Equals $30 million total.	Owned Real Estate Purchase Price	Purchase Price for RV Inventory (as defined in the table below)
Knoxville Turkey Creek 11730 Snyder Rd. Knoxville, TN 37932 815 Herron Rd. Knoxville, TN 37934	Owned	LD Real Estate, LLC	First Horizon Bank	Lazydays RV of Knoxville, LLC	LD Real Estate, LLC	None	N/A	$1,781,766.31	$13,260,000	RV Inventory Pricing Methodology (as defined below)
St. George (Dealership) 150 East 1160 South Saint George, UT 84770	Leased	N/A	N/A	LD Real Estate, LLC (sublandlord)[1] Lazydays RV of St. George, LLC (subtenant)	SDSGC, LLC (UT)	None	St. George Dealership Lease (as defined below)	$933,784.24	N/A	RV Inventory Pricing Methodology (as defined below)
St. George (Service Center) 1265 E Telegraph St. Washington, UT 84780	Leased	N/A	N/A	LD Real Estate, LLC	RVzz L.L.C. (UT)	None	St. George Service Center Lease (as defined below)	$933,784.24	N/A	RV Inventory Pricing Methodology (as defined below)

1 Utah Power Toys L.L.C. is also a subtenant under a lease that by its terms converted to month-to-month on November 30, 2024 and can be terminated with 60 days’ notice.

Locations and Parties								Purchase Price
Location	Owned or Leased Real Estate	Real Estate Seller	Mortgage Holder for Owned Real Estate	Asset Seller & Tenant	Landlord	Lease Guarantor(s)	Assumed Lease	Base Purchase Price (Acquired Assets other than Owned Real Estate and RV Inventory) Equals $30 million total.	Owned Real Estate Purchase Price	Purchase Price for RV Inventory (as defined in the table below)
Tampa 6102 and 6130 Lazy Days Blvd. Seffner, FL 33584 6210 County Road 579 Seffner, FL 33584	Leased	N/A	N/A	LDRV Holdings Corp.	CARS MTI-4 L.P. (DE)	Lazydays Arizona, LLC Lazydays Land Holdings, LLC Lazydays Tampa Land Holdings, LLC Lazy Days’ R.V. Center, Inc. Lazydays RV America, LLC Lazydays Mile Hi RV, LLC Lazydays RV Discount, LLC	Tampa Lease (as defined below)	$15,625,841.36	N/A	RV Inventory Pricing Methodology (as defined below)
Tucson 3200 East Irvington Rd. Tucson, AZ 85714 5043 South Country Club Rd. Tucson, AZ 85714 5055 S. Sunbelt Ave. Tucson, AZ 85714	Leased	N/A	N/A	LDRV Holdings Corp.	CARS-DB4, L.P. (DE)	Lazydays Holdings, Inc.	Tucson Lease (as defined below)	$1,901,368.75	N/A	RV Inventory Pricing Methodology (as defined below)
Part B. Other Dealerships (Buyer Will Acquire All Assets and Continues to Assess Whether to Assume the Lease and Continue Operations)
Council Bluffs 2140 South 35th St. Council Bluffs, Iowa 51501	Leased	N/A	N/A	Lazydays RV of Iowa, LLC	NNN REIT, LP (DE)	Lazydays Holdings, Inc.	N/A	$0	N/A	RV Inventory Pricing Methodology (as defined below)

Locations and Parties								Purchase Price
Location	Owned or Leased Real Estate	Real Estate Seller	Mortgage Holder for Owned Real Estate	Asset Seller & Tenant	Landlord	Lease Guarantor(s)	Assumed Lease	Base Purchase Price (Acquired Assets other than Owned Real Estate and RV Inventory) Equals $30 million total.	Owned Real Estate Purchase Price	Purchase Price for RV Inventory (as defined in the table below)
Minneapolis (Ramsey) 8390 US-10 Ramsey, MN 55303	Leased	N/A	N/A	Lazydays of Minneapolis LLC	CAR LAZ MN AN L.L.C. (DE)	Lazydays Holdings, Inc. LDRV Holdings Corp.	N/A	$0	N/A	RV Inventory Pricing Methodology (as defined below)
Monticello Airstream 3939 Chelsea Rd. Monticello, MN 55362	Leased	N/A	N/A	Lazydays of Minneapolis LLC	CARS-DB13 L.L.C. (DE)	Lazydays Holdings, Inc. LDRV Holdings Corp.	N/A	$0	N/A	RV Inventory Pricing Methodology (as defined below)
Portland (Sales Lot) 16803 SE McLoughlin Blvd. Portland, OR 97267	Leased	N/A	N/A	Lazydays RV of Oregon, LLC	BYMB Holdings, LLC (OR)	Lazydays Holdings, Inc.	N/A	$0	N/A	RV Inventory Pricing Methodology (as defined below)
Portland (Service Lot) 17009 SE McLoughlin Blvd. Portland, OR 97267	Leased	N/A	N/A	Lazydays RV of Oregon, LLC	Hadi Nouredine	LDRV Holdings Corp.	N/A	$0	N/A	RV Inventory Pricing Methodology (as defined below)
Wildwood (Display Lot) 4319 E SR 44 Wildwood, FL 34785	Leased	N/A	N/A	Lazydays of Central Florida, LLC	Cynthia Clark	None	N/A	$0	N/A	RV Inventory Pricing Methodology (as defined below)
Wildwood (Sales and Service Lot) 4505 Monaco Way Wildwood, FL 34785	Leased	N/A	N/A	Lazydays of Central Florida, LLC	Shapiro Real Estate Inc. (FL)	None	N/A	$0	N/A	RV Inventory Pricing Methodology (as defined below)
Wilmington 785 W. Curry Rd. Wilmington, OH 45177	Owned	Lazydays RV of Ohio, LLC	Manufacturers and Traders Trust Company, as Seller Credit Agreement Agent	Lazydays RV of Wilmington, LLC	Lazydays RV of Ohio, LLC	None	N/A	$2,241,051.46	$5,962,500	RV Inventory Pricing Methodology (as defined below)

Locations and Parties								Purchase Price
Location	Owned or Leased Real Estate	Real Estate Seller	Mortgage Holder for Owned Real Estate	Asset Seller & Tenant	Landlord	Lease Guarantor(s)	Assumed Lease	Base Purchase Price (Acquired Assets other than Owned Real Estate and RV Inventory) Equals $30 million total.	Owned Real Estate Purchase Price	Purchase Price for RV Inventory (as defined in the table below)
Part C. Corporate Headquarters (Buyer Will Acquire All Assets but Not Assume the Lease or Continue Operations)
Corporate HQ 4042 Park Oaks Blvd., Suite 100, 220, 320, 350 Tampa, FL 33610	Leased	N/A	N/A	LDRV Holdings Corp.	PRII Highland Oaks, LLC (DE)	None	N/A	$0	N/A	N/A
Part D. Unused Owned Real Estate (Buyer Will Acquire)
Aurora 18.1 Acres, South Rome Way Aurora, CO 80010	Owned	LD Real Estate, LLC	Manufacturers and Traders Trust Company, as Seller Credit Agreement Agent	N/A	N/A	N/A	N/A	$0	$3,060,000	N/A
Las Vegas 2495, 2575, 2595 E. Sahara Ave. Las Vegas, NV 2575 Atlantic St. Las Vegas, NV	Owned	LD Real Estate, LLC	Manufacturers and Traders Trust Company, as Seller Credit Agreement Agent	N/A	N/A	N/A	N/A	$0	$4,644,000	N/A
Waller Hwy 290 & Stokes Rd. Waller, TX	Owned	LD Real Estate, LLC	Manufacturers and Traders Trust Company, as Seller Credit Agreement Agent	N/A	N/A	N/A	N/A	$0	$2,592,000	N/A

Exhibit A

(Continued)

RV Inventory Pricing Methodology

For all purposes of the Asset Purchase Agreement and this exhibit, “RV Inventory Pricing Methodology” means the following purchase prices:

RV Inventory Class	Purchase Price*
Each new 2026 model year RV	100% of Invoice
Each new 2025 model year RV	90% of Invoice
Each new 2024 model year RV	80% of Invoice
Each new 2023 and earlier model year RV	85% of NADA wholesale book value
Each used RV	85% of NADA wholesale book value

* With respect to all RV Inventory located at the dealerships in Oregon, Minnesota, Iowa and Ohio, the applicable purchase price will be reduced by $1,000 per unit.

* With respect to all RV Inventory located at the Wildwood, Florida dealership, the applicable purchase price will be reduced by $400 per unit.

* Any remaining inventory denoted as “specified units” in writing by Lazydays to Campers Inn on September 11, 2025 to be purchased at $50,000 per unit.

* Inventory with material damage shall be priced in accordance with the procedures set forth on Exhibit D.

Assumed Leases

For all purposes of the Asset Purchase Agreement and this exhibit, each defined term below has the meaning set forth opposite it:

“Johnstown Lease”	Lease Agreement, dated November 11, 2015, between CO.BB&P LLC, as ultimate successor by assignment to 6701 Marketplace Drive, LLC, a Colorado limited liability company, as landlord, and Lazydays RV America, LLC, a Delaware limited liability company, as tenant, as amended by a First Amendment to Lease Agreement dated November 30, 2020, as assigned by an Assignment and Assumption dated December 30, 2021, and together with notices of exercise of renewal options dated April 15, 2020 and April 16, 2025.

“Strawberry Plains Dealership Lease”	Lease Agreement (835 Huckleberry Springs Road, Knoxville, TN), dated December 6, 2018, between Bash Group, LLC, a Tennessee limited liability company, as landlord, and LDRV of Tennessee, LLC, a Delaware limited liability company, as tenant.

“Strawberry Plains Display Lot Lease”	Lease Agreement (7453 Sawyer Lane, Knoxville, TN), dated December 6, 2018, between Bash Group, LLC, a Tennessee limited liability company, as landlord, and LDRV of Tennessee, LLC, a Delaware limited liability company, as tenant.

“Strawberry Plains Body Shop Lease”	Lease Agreement, dated December 6, 2018, between Sellers Enterprises, LLC, a Tennessee limited liability company, as landlord, and LDRV of Tennessee, LLC, a Delaware limited liability company, as tenant.

“St. George Dealership Lease”	Lease, dated November 6, 2023, between SDSGC, LLC, a Utah limited liability company, as landlord, and LD Real Estate, LLC, as tenant, as amended by a First Amendment of Lease dated February 29, 2024.

“St. George Service Center Lease”	Lease with Option to Purchase and Right of First Refusal, dated November 6, 2023, between RVzz L.L.C., a Utah limited liability company, and LD Real Estate, LLC, as tenant, together with an Exercise Notice of First Renewal Option dated July 1, 2024, and an Exercise Notice of Second Renewal Option dated July 9, 2025.

“Tampa Lease”	Lease Agreement, dated December 23, 2015, between CARS MTI-4 L.P., a Delaware limited partnership, as landlord, and LDRV Holdings, as tenant.

“Tucson Lease”	Lease Agreement, dated October 4, 2021, between CARS-DB4, L.P., a Delaware limited partnership, as landlord, and LDRV Holdings, as tenant.

Legal Descriptions for Owned Real Estate

Knoxville Airstream

Knoxville Lake Springs Road

Knoxville Turkey Creek / Knoxville Herron Road

Tract III:

SITUATED in the Sixth (6th) Civil District of Knox County, being approximately 0.4 tenths of mile Northeast of Exit 373 of Interstate 40/75, being without the city limits of Knoxville, Tennessee or the City of Farragut. In addition, being described by metes and bounds as follows:

For a Point of Commencement go to a nail & disk set at the approximate centerline of Herron Road with Snyder Road. Thence South 23 degrees 22 minutes 30 seconds West a distance of 42.7 feet more or less to a point at the intersection of the Westerly right of way line of Herron road with the Southerly right of way line of Snyder Road. Thence and leaving Herron Road with the right of way of Snyder Road, South 53 degrees 30 minutes West a distance of 110 feet more or less to an iron rod found. Thence and continuing, South 53 degrees 52 minutes 00 seconds West a distance of 115.63 feet to an iron rod set. Thence and continuing, South 53 degrees 41 minutes 10 seconds West a distance of 93.22 feet to an iron rod found, being the most northerly Northwesterly corner of County Tax Parcel 182.01, Map 130, and being the Point of Beginning of this conveyance.

From said Point of Beginning, Thence and leaving Snyder Road with Parcel 182.01, South 25 degrees 26 minutes 17 seconds East a distance of 208.98 feet to an angle-iron found. Thence and continuing, South 53 degrees 48 minutes 23 seconds West a distance of 158.06 feet to an iron rod found, being a corner to County Tax Parcel 183, Map 130. Thence and leaving Parcel 182.01 with Parcel 183, North 25 degrees 25 minutes 00 seconds West a distance of 208.84 feet to an iron rod found in the Southerly right of way line of Snyder Road. Thence and leaving Parcel 183 with said right of way line, North 53 degrees 45 minutes 00 seconds East a distance of 158.01 feet to the Point of Beginning.

Tract IV:

SITUATED in the Sixth (6th) Civil District of Knox County, being approximately 0.4 tenths of a mile Northeast of Exit 373 of Interstate 40/75, being without the city limits of Knoxville, Tennessee, however portion thereof being within the city limits of the City of Farragut. In addition, being described by metes and bounds as follows:

For a Point of Commencement go to a nail & disk set at the approximate centerline of Herron Road with Snyder Road. Thence South 23 degrees 22 minutes 30 seconds West a distance of 42.7 feet more or less to a point at the intersection of the Westerly right of way line of Herron road with the Southerly right of way line of Snyder Road. Thence and leaving Herron Road with the right of way of Snyder Road, South 53 degrees 30 minutes West a distance of 110 feet more or less to an iron rod found. Thence and continuing, South 53 degrees 52 minutes 00 seconds West a distance of 115.63 feet to an iron rod set, being the Northwesterly corner of County Tax Parcel 182.03, Map 130, and being the Point of Beginning of this conveyance.

From said Point of Beginning, Thence and leaving Snyder Road with Parcel 182.03, South 21 degrees 27 minutes 09 seconds East a distance of 216.79 feet to iron rod found, being the southwesterly corner of Parcel 182.03. Thence and with Parcel 182.03 & County Tax Parcel 182.02, Map 130, North 53 degrees 45 minutes 40 seconds East a distance of 225.13 feet to an iron rod found in the Westerly right of way line of Herron Road, being the southeasterly corner of 182.02, and being the most easterly northeasterly corner of herein described. Thence and leaving Parcel 182.02 with the right of way of Herron Road, South 21 degrees 28 minutes 52 seconds East a distance of 114.70 feet to an iron rod found, being the most northerly corner of County Tax Parcel 181, Map 130. Thence and leaving Herron Road with Parcel 181, South 12 degrees 24 minutes 54 seconds West a distance of 100.80 feet to a PK nail found. Thence and continuing, South 18 degrees 16 minutes 34 seconds East a distance of 85.47 feet to an iron rod found in the Northerly right of way line of Interstate 40/75. Thence and leaving Parcel 181 with Northerly right of way line of Interstate 40/75, South 71 degrees 55 minutes 10 seconds West a distance of 373.62 feet to an iron rod found, being the southwesterly corner of herein described. Thence with and leaving the right of way of Interstate 40/75, passing the southeasterly corner of County Tax Parcel 183, Map 130, North 26 degrees 11 minutes 00 seconds West a distance of 149.00 feet to an iron rod found, being the southwesterly corner of County Tax Parcel 182, Map 130. Thence and leaving Parcel 183 with Parcel 182, North 53 degrees 48 minutes 23 seconds East a distance of 158.06 feet to an angle-iron found. Thence and continuing, North 25 degrees 26 minutes 17 seconds West a distance of 208.98 feet to an iron rod found in Southerly right of way line of Snyder Road. Thence and leaving Parcel 182, with right of way of Snyder Road, North 53 degrees 41 minutes 10 seconds a distance of 93.22 feet to the Point of Beginning.

Tract V:

SITUATED in the Sixth (6th) Civil District of Knox County, being approximately 0.4 tenths of a mile Northeast of Exit 373 of Interstate 40/75, being within the city limits of the City of Farragut, Tennessee. In addition, being described by metes and bounds as follows:

For a Point of Commencement go to a nail & disk set at the approximate centerline of Herron Road with Snyder Road. Thence South 23 degrees 22 minutes 30 seconds West a distance of 42.7 feet more or less to a point at the intersection of the Westerly right of way line of Herron road with the Southerly right of way line of Snyder Road. Thence and leaving Snyder Road with the right of way of Herron Road, South 21 degrees 31 minutes East a distance of 217 feet more or less to an iron rod found, being the most easterly northeasterly corner of County Tax Parcel 182.01, Map 130. Thence and continuing with said right of way, South 21 degrees 28 minutes 52 seconds East a distance of 114.70 feet to an iron rod found, being corner to Parcel 182.01, and being the Point of Beginning of this conveyance.

From said Point of Beginning, Thence and continuing with said right of way, South 21 degrees 28 minutes 46 seconds East a distance of 118.62 feet to a PK nail found. Thence and continuing, South 23 degrees 25 minutes 38 seconds East a distance of 54.02 feet to an iron rod found in the Northerly right of way line of Interstate 40/75, being the southeasterly corner of herein described. Thence and leaving the right of way of Herron Road, with the right of way of Interstate 40/75, South 71 degrees 48 minutes 20 seconds West a distance of 62.93 feet to an iron rod found, being the southeasterly corner of Parcel 182.01. Thence and leaving the right of way of Interstate 40/75, with Parcel 182.01, North 18 degrees 16 minutes 34 seconds West a distance of 85.47 feet to a PK nail found. Thence and continuing, North 12 degrees 24 minutes 54 seconds East a distance of 100.80 feet to the Point of Beginning.

Being a portion of the same property conveyed to Anniversary Holding Company, LLC, a Texas limited liability company by Quitclaim Deed by Furrow Family Partnership, L.P., a Tennessee limited partnership, of record instrument No. 201007300006130, in the Register's Office of Knox County, Tennessee.

Tract 3:

BEGINNING at the Southern line of Snyder School Road, 110 feet West of the Intersection of the Southern line of Snyder School Road and the Western Line of Herron Road. At such point, the tract travels in a Westerly direction for 115 feet to a point; thence in a Southerly direction on a line parallel to the Western line of Herron Road 217 feet to a point; thence in an Easterly direction on a line parallel with the first line, herein 115 feet to a point 110 feet from the Western line of Herron Road; thence in a Northerly direction parallel to the Western line of Herron Road 217 feet to the point and place of beginning.

Being the same property conveyed to Anniversary Holding Company, LLC, a Texas limited liability company by Warranty Deed from Floyd Carl Cooper and wife, Peggy Pauline Cooper, of record Instrument No. 201006100077166, in the Register's Office of Knox County, Tennessee.

Wilmington, Ohio

LEGAL DESCRIPTION
11.9872 ACRES

Situated in Military Survey No.'s 1733 and 2248, Liberty Township, Clinton County, Ohio and being the same property conveyed to Lazydays RV of Ohio LLC in D.N. 2022-00001377 (parcels 1 and 2) (all references made herein to recorded documents are those of the Clinton County Recorder in Wilmington, Ohio) and being more particularly described as follows:

Beginning at an iron pin with cap found at the intersection of the north limited access right of way line of Interstate 71, the Centerline Plat for which is recorded in Plat Book 6, Page 137, and the west right of way line of West Curry Road, dedicated in Plat Book 8, Page 155A;

Thence with said west right of way line, North 23°49'19" West, a distance of 80.01 feet to an iron pin with cap found;

Thence continuing with said west right of way line, North 36°41'19" West, a distance of 139.54 feet to an iron pin with cap found;

Thence continuing with said west right of way line, North 5°14'48" West, a distance of 603.22 feet to an iron pin with cap found;

Thence continuing with said west right of way line, along an arc deflecting to the right through a central angle of 37°02'18", having a radius of 463.00 feet, an arc length of 299.30 feet, and a chord bearing North 13°16'21" East for a chord distance of 294.12 feet to an iron pin with cap set;

Thence continuing with said west right of way line, North 31°47'30" East, a distance of 76.95 feet to an iron pin with cap found at the southwest corner of a parcel of land conveyed to Deng De Yau and Yi Feng Chen in Official Record 438, Page 807;

Thence leaving said west right of way line, with the south line of said Yau and Chen parcel, South 58°12'05" East, a distance of 552.15 feet to an iron pin with cap found at an angle point in the west line of a parcel of land conveyed to RLR Investments LLC in Official Record 493, Page 49;

Thence with the west line of said RLR Investments parcel, South 5°14'48" East, passing an iron pin with cap found at 164.11 feet, for a total distance of 643.71 feet to an iron pin with cap set at the northeast corner of a parcel of land conveyed to Lazydays RV of Ohio LLC, D.N. 2022-00001377, being in the north limited access right of way line of Interstate 71;

Thence with said north limited access right of way line, South 66°10'31" West, a distance of 508.70 feet to the point of beginning;

Containing 11.9872 acres, more or less, and being subject to the rights of all legal highways, easements, covenants, conditions, and restrictions of record.

North and bearings are based on South 66°10'31" West along the north limited access right of way line of Interstate71 (CLI-1-3.41) recorded in Plat Book 6, Page 137.

Iron pins referred to as set are 5/8"x30" rebars with a yellow cap stamped "L.J.B. INC."

The above description is based on a survey made in July 2022 by LJB Inc. under the direction of David Hulsmeyer, Ohio Registered Surveyor No. 8548.

Aurora, CO

Las Vegas, NV

Waller, TX

Exhibit B

Defined Terms

“Action” means any claim, action, cause of action, lawsuit, arbitration, proceeding, litigation, summons or subpoena, whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person; provided, that, in the case of any Person who is an individual, his or her spouse or domestic partner, any of his or her descendants (lineal or adopted) or ancestors and any of their spouses or domestic partners shall be deemed to be an “Affiliate”. For the purposes of this definition, “control” (including similar terms and phrases such as “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement, or otherwise. For all purposes of this Agreement, each Purchaser Party is an Affiliate of each other Purchaser Party.

“Ancillary Documents” means the Bill of Sale and Assignment and Assumption Agreement, the Lease Assignment, the Floorplan Commitment Letters, the Fee Letters and the other agreements, instruments, certificates, and documents required to be delivered under or pursuant to this Agreement.

“Antitrust Laws” means the HSR Act and all other federal or state Laws that are designed or intended to prohibit, restrict or regulate transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including without limitation the Colorado Uniform Antitrust Premerger Notification Act.

“Assumed Dealerships” means, collectively, the Dealerships described in the table under Part A in Exhibit A.

“Business Day” means any day of the year other than: (A) any Saturday or Sunday; or (B) any other day on which banks located in Tampa, Florida, are authorized or required by applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 12, 2024, by and between Lazydays and Campers Inn, as amended from time to time, together with a joinder thereto dated as of August 6, 2025.

“Contracts” means all legally binding contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and all other legally binding agreements, commitments and arrangements.

“Deposit Letter” means that certain letter agreement, dated as of September 11, 2025, by and among Lazydays, Campers Inn and the Seller Credit Agreement Agent.

“DGCL” means the General Corporation Law of the State of Delaware.

B-1

“Encumbrance” means any pledge, hypothecation, lien (statutory or other), security interest, mortgage, easement or similar encumbrance.

“Environmental Laws” means any Law and any Order or binding agreement with any Governmental Authority: (A) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (B) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Permits” means all Governmental Permits under any Environmental Law.

“Fraud” means actual, intentional and knowing common law fraud under Delaware law in the making of the representations and warranties set forth in Article 3 or Article 4 (each as qualified by the Disclosure Schedules), and specifically excluding equitable fraud or constructive fraud of any kind (including based on constructive knowledge or negligent misrepresentation).

“GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state or local government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any court or tribunal of competent jurisdiction.

“Governmental Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights required to be obtained from Governmental Authorities.

“Hazardous Material” means: (A) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (B) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, mold, urea formaldehyde, polychlorinated biphenyls, and per- and poly-fluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Invoice” means the manufacturer’s stated base cost for the applicable unit, plus the cost of all manufacturer-installed options and packages reflected on the manufacturer’s invoice for such unit, less any manufacturer discounts, allowances, or credits shown on that invoice. For the avoidance of doubt,

“Invoice” shall not include any amounts unrelated to the manufacturer’s cost of the unit and its options, such as taxes, fees, surcharges, or other pass-through charges.

“Knowledge of the Sellers” or any other similar knowledge qualification means, as to a particular matter, the knowledge of Ronald Fleming, Amber Dillard and Jeff Needles.

“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

B-2

“LDRV Holdings” means LDRV Holdings Corp., a Delaware corporation.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by, before, or with any Governmental Authority.

“Organizational Documents” means, for a limited liability company, such entity’s certificate of formation and limited liability company agreement and, for a corporation, such entity’s certificate or articles of incorporation and bylaws, in each case as amended and/or restated, as the case may be, and as in effect on the Signing Date.

“Permitted Encumbrances” means (A) liens for Taxes being contested in good faith or which are not yet due and payable; (B) mechanics’, carriers’, workmen’s, repairmen’s, or similar liens arising or incurred in the ordinary course of business; (C) monetary liens encumbering the Owned Real Estate (such as mortgages or tax liens) that will be paid in full and released from title at or prior to each respective Closing by the applicable Seller; (D) easements, rights of way, zoning ordinances, and other similar encumbrances affecting real property; and (E) other imperfections or Encumbrances, if any, that do not have a material adverse effect on the operation of the applicable Dealership.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity or organization.

“Real Estate Title Company” means Old Republic Title Company, 221 South Figueroa Street, Suite 100, Los Angeles, CA 90012, Attn: Derek Smith, Phone: (310) 872-6699, Email: dsmith4@ortc.com.

“Recreational vehicles” and “RVs” mean recreational vehicles, motorhomes, trailers, towables and similar vehicles.

“Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Secured Debt” means all debt of any Seller, including all obligations in respect of principal, accrued or unpaid interest, costs, fees, expenses, indemnities, and premiums or other similar costs, fees, or expenses (if any), that is secured by Encumbrances on any Acquired Assets.

“Seller Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of February 21, 2023 (as amended, restated or otherwise modified from time to time) with Manufacturers and Traders Trust Company, as Administrative Agent (the “Seller Credit Agreement Agent”), the lenders party thereto, Lazydays and certain subsidiaries of Lazydays party thereto as loan parties.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, ad valorem, severance, stamp, occupation, premium, profits, windfall profit, environmental, customs duties, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other withholding, or other tax, similar governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Governmental Authority.

B-3

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement relating to Taxes that is filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means all costs, expenses, and liabilities incurred by or to be paid by any Seller in connection with this Agreement, any of the Ancillary Documents and/or the transactions contemplated hereby or thereby, including (A) any fees and expenses of investment bankers, brokers, financial advisors, legal counsel, accountants, other professional advisors or any other Representative of any Seller, (B) any Taxes payable in connection with the transactions contemplated hereby (except as otherwise expressly allocated herein) and (C) in respect of tail or runoff policies for applicable insurance policies of Lazydays.

“Treasury Regulations” means the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.

“U.S.” means United States of America.

“Unpaid Secured Debt” means, with respect to any Closing, any Secured Debt, or portions thereof that is outstanding immediately prior to such Closing (including, for the avoidance of doubt, any Secured Debt which becomes payable as a result of the consummation of such Closing).

“Unpaid Transaction Expenses” means, with respect to any Closing, any Transaction Expenses, or portions thereof, incurred with respect to periods ending on or prior to such Closing (including for the avoidance of doubt, any Transaction Expenses which become payable as a result of the consummation of the transactions contemplated hereby) that are not paid in full prior to such Closing.

B-4

Exhibit C

Owned Real Estate Closing Procedures

1. Closing Date and Place of Closing. The Closing of the purchase and sale of each Site of Owned Real Estate (each, a “Real Estate Closing”) shall occur in accordance with the terms and provisions of this Exhibit C on the Closing Date for such Site of Owned Real Estate specified in this Agreement. Each Real Estate Closing shall occur via escrow at the offices of the Real Estate Title Company and be completed by U.S. mail, overnight courier, and electronic transfer of funds.

2. Purchaser’s Payment of the Purchase Price. Purchaser’s payment of the portion of the Purchase Price applicable to each Real Estate Closing, subject to prorations and adjustments as provided in this Agreement, shall be paid by Purchaser to the applicable Real Estate Seller at such Real Estate Closing via a completed bank wire transfer of immediate U.S. funds to an escrow account designated by the Real Estate Title Company.

3. Conveyance of Title; Closing Documents. At each Real Estate Closing, the applicable Real Estate Seller shall execute and deliver to Purchaser, simultaneously with payment of the Purchase Price by Purchaser to such Real Estate Seller as provided for in this Agreement for such Real Estate Closing, the following additional documents:

(a) a special warranty deed (or equivalent) conveying to Purchaser title to the applicable Owned Real Estate in a form that is commercially reasonable and customary for the state where the applicable Owned Real Estate is located (the “Deed”);

(b) a commercially reasonable owner’s affidavit in form and content approved by the Real Estate Title Company and such Real Estate Seller;

(c) a commercially reasonable form of bill of sale to convey any and all personal property owned by the owner of the given Owned Real Estate to Purchaser;

(d) a non-foreign affidavit and certificate in form and content approved by Purchaser and such Real Estate Seller;

(e) if applicable, a written termination of any internal Lease by and between any two affiliated Seller entities that affects the applicable Owned Real Estate;

(f) a counterpart of the closing statement prepared by the Real Estate Title Company; and

(g) such additional closing documents (including any applicable state/local forms that are required under applicable law of for the particular Owned Real Estate) as may be reasonably required by Purchaser and/or the Real Estate Title Company to consummate the sale of the applicable Owned Real Estate to Purchaser in accordance with this Agreement.

At each Real Estate Closing, Purchaser shall execute and deliver to the applicable Real Estate Seller:

(a) a counterpart of the closing statement prepared by the Real Estate Title Company; and

(b) such additional closing documents (including any applicable state/local forms that are required under applicable law of for the applicable Owned Real Estate) as may be reasonably required by the applicable Real Estate Seller and/or the Real Estate Title Company to consummate the sale of the applicable Owned Real Estate to Purchaser in accordance with this Agreement.

4. Closing Expenses. The cost of Deed recording fees at each Real Estate Closing shall be paid by Purchaser. The cost of release of any monetary lien necessary to create good and marketable title for the applicable Owned Real Estate shall be paid by the applicable Real Estate Seller. The premium charged by the Real Estate Title Company for the owner’s and, if applicable, lender’s title insurance policy (and endorsements) issued to Purchaser and the cost of any surveys shall be paid by Purchaser. Purchaser shall pay the cost to update the abstract of title. Each party shall pay its own attorneys’ fees incurred in connection with the negotiation, preparation, execution and Closing of the Agreement. Customary closing costs, fees, real estate transfer taxes, and all other charges of the Real Estate Title Company shall be divided equally between Purchaser and the applicable Real Estate Seller.

5. Prorations. Real property taxes shall be prorated on the closing statement prepared by the Real Estate Title Company based on the current year’s tax with due allowance made for the maximum allowable discount allowed for the current year. If a Real Estate Closing occurs on a date when the current year’s millage is not fixed, and the current year’s assessment is available, taxes will be prorated based upon the assessment and the prior year’s millage. If the current year’s assessment is not available, then taxes will be prorated based on the prior year’s real property tax. All prorations under this section shall be final and binding upon the Parties.

6. Deposit of Funds. Upon receiving any funds from Purchaser pursuant to this Agreement, the Real Estate Title Company is authorized and agrees by acceptance thereof to deposit the funds in a federally insured interest-bearing account with a national bank, state bank or federal savings and loan association selected by the Real Estate Title Company, with interest payable to Purchaser (or credited to Purchaser at Closing, in Purchaser’s sole discretion). The account shall be maintained in the name of the Real Estate Title Company as escrow agent. The federal employer identification number or other identification number to be shown on all accounts into which the deposits from Purchaser are placed shall be that of Purchaser and Purchaser shall promptly furnish the identification number to the Real Estate Title Company promptly after the execution of this Agreement.

7. Escrow Procedure. In the event of any dispute over the funds deposited in escrow with the Real Estate Title Company (the “Escrow Funds”), the Real Estate Title Company shall have the right to interplead the Escrow Funds into the registry of any court of competent jurisdiction. The interpleading of the Escrow Funds and interest thereon into the registry of any such court shall release the Real Estate Title Company from any further or continuing liability with respect to the disposition of the Escrow Funds. In such event only, the Real Estate Title Company will be entitled to reimbursement from the non-prevailing party in such action to the extent of all costs and expenses reasonably incurred to obtain an order of interpleader, including reasonable attorneys’ fees. The Real Estate Title Company shall exercise ordinary care with respect to the custody and delivery of the Escrow Funds and any other duties of the Real Estate Title Company under this Agreement. The Real Estate Title Company shall not be liable for any act or omission that is undertaken in good faith and with ordinary care. Without limiting the generality of the preceding sentence, the Real Estate Title Company may assume without verification the genuineness of any signatures on any writings that are regular on their face. The Real Estate Title Company shall not be liable for the Real Estate Title Company’s selection of the depository institution into which the Escrow Funds are deposited or the failure of such depository institution. No provision of this Agreement by itself authorizes recovery of monetary damages, costs, expenses or attorneys’ fees from or against the Real Estate Title Company. The Real Estate Title Company shall have a reasonable period of time to comply with all further instructions received pursuant to this Agreement. The Real Estate Title Company’s sole duty of collection with respect to any instrument payable to the Real Estate Title Company is to present such instrument promptly for payment and to advise the Parties promptly if it is not then collected in the ordinary course of banking business.

8. Casualty/Loss:

(a) Notice of Casualty. In the event of any damage to or destruction of any Owned Real Estate or Leased Real Estate (or any portion thereof) by fire or other casualty (a “Casualty”), Seller shall notify Purchaser in writing of such event within three (3) business days after the occurrence and shall provide copies of all insurance adjuster reports, estimates, policies, correspondence with insurers, and other relevant documentation promptly upon request.

(b) Risk of Loss. The risk of loss or damage to: (i) any Owned Real Estate from any cause shall remain upon Seller until the Real Estate Closing for such Owned Real Estate has occurred and the Deed for the applicable Owned Real Estate has been delivered to Purchaser; and (ii) any Leased Real Property, together with tenant improvements, fixtures, or equipment, shall remain upon Seller until the applicable Closing has occurred and the applicable lease has been validly assigned to Purchaser.

(c) Closing Following Casualty. In the event of any Casualty prior to the Real Estate Closing for the appliable Owned Real Estate, Purchaser shall proceed to such Real Estate Closing, and the following shall apply:

(i) Seller shall assign and deliver to Purchaser all insurance proceeds payable on account of such Casualty, together with all rights of Seller to adjust, settle, or enforce such claims;

(ii) Seller shall credit Purchaser at the Real Estate Closing for any deductible, self-insured retention, or uninsured portion of such loss;

(iii) Seller shall cooperate in executing any documents reasonably required by Purchaser or Purchaser’s lender to effectuate the assignment and payment of the insurance proceeds, including the endorsement of any checks or drafts; and

(iv) Seller shall not compromise, adjust, or settle any insurance claim relating to such Casualty without Purchaser’s prior written consent, except to the extent required by Seller’s insurer to preserve coverage.

To the extent any insurer, landlord, or other third party does not permit Purchaser to be so named, Seller shall hold all insurance proceeds in trust for the benefit of Purchaser and shall immediately remit such proceeds to Purchaser (or as Purchaser directs). Seller shall not commingle such proceeds with its own funds or use them for any purpose other than payment to Purchaser in accordance herewith.

Exhibit D

Specified Closing Sequence and Procedures

The Parties will consummate the Closings in the following sequence as soon as practicable and in any event within three Business Days after the satisfaction or waiver of the applicable closing conditions; provided, however, if there is a failure of a condition with respect to one Site, the Parties will continue to consummate the Closings for the other Sites notwithstanding that they will be continuing to work to satisfy the condition at issue for such one Site. The Deposit shall be applied in full to the Purchase Price for the first Closing.

Prior to each Closing, Purchaser shall assess the condition of the RV Inventory at each Assumed Dealership. If material damage has occurred with respect to any RV Inventory unit, the parties shall agree in good faith on a reasonable reduction in the Purchase Price based on the value of such RV Inventory unit taking into account its material damage.

In addition, prior to each Closing involving an Assumed Dealership, Purchaser shall evaluate employee attrition (based on the employee census as of September 1, 2025) at each Assumed Dealership at issue in the applicable Closing, and the Purchase Price shall be reduced for each employee (if any) who was terminated, laid off (whether as a reduction in force or otherwise), or voluntarily terminated employment, in each case, due solely due to the inability of Sellers to pay such employee salary and benefits when due because of a lack of cash resources, according to the following formula: (i) non-management employees (salespersons; service personnel and non-management employees) – 100% of annual salary; and (ii) management employees – 150% of annual salary.

First, as soon as practicable and in any event within three Business Days after the applicable conditions to closing set forth in Article 6 have been satisfied with respect to such Sites, the Closings with respect to the Portland, Oregon and each of the Knoxville, Tennessee Sites shall occur. The target closing date for each such Closing is November 13, 2025.

Second, as soon as practicable and in any event within three Business Days after the applicable conditions to closing set forth in Article 6 have been satisfied with respect to such Sites, the Closings with respect to the Council Bluffs, Iowa and Tucson, Arizona Sites shall occur. The target closing date for each such Closing is November 18, 2025.

Third, as soon as practicable and in any event within three Business Days after the applicable conditions to closing set forth in Article 6 have been satisfied with respect to such Sites, the Closings with respect to the Minnesota, Aurora, Colorado and St. George, Utah Sites shall occur. The target closing date for each such Closing is November 21, 2025.

Fourth, as soon as practicable and in any event within three Business Days after the applicable conditions to closing set forth in Article 6 have been satisfied with respect to such Sites, the Closings with respect to the Wilmington, Ohio, Waller, Texas and Johnstown, Colorado Sites shall occur. The target closing date for each such Closing is November 24, 2025.

Fifth, as soon as practicable and in any event within three Business Days after the applicable conditions to closing set forth in Article 6 have been satisfied with respect to such Sites, the Closings with respect to the Wildwood, Florida, Las Vegas, Nevada, Seffner, Florida and Tampa, Florida Sites shall occur. The target closing date for each such Closing is November 26, 2025.

Note with respect to the Monticello, Minnesota and Wildwood, Florida Closings: Purchaser intends to enter into discussions to operate the Monticello, Minnesota (Airstream of Minneapolis) and Wildwood, Florida dealerships, subject to Purchaser’s successful negotiations with the applicable lessors of real property at each site to amend the current lease, or the purchase of such property(ies). Regardless of whether such negotiations are successful, Purchaser shall purchase the assets at these locations in accordance with the terms of this Agreement.

[SCHEDULES INTENTIONALLY OMITTED.]